Exhibit 10.13

LOAN AGREEMENT

for a loan in the amount of

$34,950,000

MADE BY AND BETWEEN

MILLENIA 700, LLC,

a Florida Limited Liability Company

As “Borrower”

AND

NXT CAPITAL, LLC,

a Delaware limited liability company

As “Lender”

“Estates at Millenia”

4150 Eastgate Drive, Orlando, Florida

Dated as of December 3, 2012

TABLE OF CONTENTS

ARTICLE 1 INCORPORATION OF EXHIBITS AND SCHEDULES; DEFINITIONAL PROVISIONS		1

1.1	Incorporation of Exhibits and Schedule	1
1.2	Definitional Provisions	1

ARTICLE 2 LOAN AND LOAN DOCUMENTS		1

2.1	Conditions Precedent to Initial Funding of Loan	1
2.2	Initial Funding and Interest Reserve	2
2.3	Interest	2
2.4	Term of the Loan	2
2.5	Monthly Payments	3
2.6	Prepayments	3
2.7	Exit Fee/Minimum Interest Recovery	4
2.8	Late Charge	4
2.9	Application of Payments and Blocked Account	4

ARTICLE 3 FINANCIAL REPORTING COVENANTS		5

3.1	Financial Information Reporting	5
3.2	Other Information; Financial Information Form and Examination	6

ARTICLE 4 OPERATIONAL AND OTHER COVENANTS		7

4.1	Leasing and Operational Covenants	7
4.2	Other Borrower Covenants	9
4.3	Authorized Representative	24

ARTICLE 5 BORROWER’S REPRESENTATIONS AND WARRANTIES		25

5.1	Borrower’s Representations and Warranties	25

ARTICLE 6 CASUALTY AND CONDEMNATION		32

6.1	Lender’s Election to Apply Insurance Proceeds on Indebtedness	32
6.2	Borrower’s Obligation to Rebuild and Use of Insurance Proceeds Therefor	33

ARTICLE 7 EVENTS OF DEFAULT AND REMEDIES		34

7.1	Events of Default	34
7.2	Remedies Conferred Upon Lender	36

ARTICLE 8 LOAN EXPENSE, COSTS AND ADVANCES		38

8.1	Loan and Administration Expenses	38
8.2	Increased Costs	38
8.3	Borrower Withholding	39

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ARTICLE 9 ASSIGNMENTS BY LENDER AND DISCLOSURE		40

9.1	Assignments and Participations	40
9.2	Disclosure of Information and Confidentiality	41
9.3	Dissemination of Information/Cooperation	42

ARTICLE 10 GENERAL PROVISIONS		42

10.1	Captions	42
10.2	Waiver of Jury Trial; Waiver of Counterclaims	43
10.3	Jurisdiction	43
10.4	Governing Law	44
10.5	Lawful Rate of Interest	44
10.6	Modification; Consent	44
10.7	Waivers; Acquiescence or Forbearance Not to Constitute Waiver of Lender’s Requirements	45
10.8	Disclaimer by Lender; No Third Party Beneficiaries	46
10.9	Partial Invalidity; Severability	46
10.10	Definitions Include Amendments	46
10.11	Execution in Counterparts	47
10.12	Entire Agreement	47
10.13	Waiver of Damages	47
10.14	Claims Against Lender	47
10.15	Set-Offs	47
10.16	Relationship	48
10.17	Agents	48
10.18	Interpretation	48
10.19	Successors and Assigns	48
10.20	Time is of the Essence	48
10.21	Notices	49
10.22	Advertisement/Publicity	50

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LIST OF EXHIBITS AND SCHEDULES TO LOAN AGREEMENT

Joinder	Limited Joinder

Exhibit A	Phase 2 Property

Exhibit B	Reserved

Exhibit C	Reserved

Exhibit D	Reserved

Exhibit E	Insurance Requirements

Exhibit F	Litigation

Exhibit G	Organizational Chart

Exhibit H	Rent Roll

Exhibit I	Legal Description of Land

Schedule I	Definitions

Schedule II	Press Release

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LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, modified, restated, extended, waived, supplemented or replaced from time to time, this “Agreement”) is dated as of December 3, 2012, is by and between Borrower and Lender (defined below). In consideration of the mutual covenants, conditions and agreements herein contained, Borrower and Lender agree as follows:

ARTICLE 1

INCORPORATION OF EXHIBITS AND SCHEDULES; DEFINITIONAL PROVISIONS

1.1	Incorporation of Exhibits and Schedule.

Exhibits A through I, the Limited Joinder and Schedules I, II and III to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.

1.2	Definitional Provisions.

All terms defined in Schedule I of this Agreement or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in the Note, Security Instrument, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement. All article, section or subsection references when used in this Agreement shall, unless otherwise described, refer to the applicable article, section or subsection of this Agreement. The word “include(s) “ when used in this Agreement and the other Loan Documents means “include(s), without limitation,” and the word “including” means “including, but not limited to.” Unless otherwise expressly modified in the Loan Documents, the term “days” refers to calendar days.

ARTICLE 2

LOAN AND LOAN DOCUMENTS

2.1	Conditions Precedent to Initial Funding of Loan.

(a) Borrower agrees that Lender’s obligation to close the Loan is conditioned upon Borrower’s delivery, performance and satisfaction, as applicable, all in Lender’s sole and absolute discretion, of (i) all items set forth in the Loan Application, including Borrower’s payment to Lender of the Loan Fee, (ii) this Agreement and the other Loan Documents, (iii) a legal opinion for the benefit of Lender issued by counsel for Borrower, (iv) all items on that certain Closing Checklist issued with respect to such Loan Application (other than those items identified in said Closing Checklist to be delivered post-closing), and (v) such other documents, instruments or certificates as Lender and its counsel may require, including such documents as Lender deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the other Loan Documents, and to comply with the Laws of the states of Illinois and Florida.

(b) The transactions contemplated by the Contribution Agreement shall have been consummated in full.

2.2	Initial Funding and Interest Reserve.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, on the Closing Date, Borrower agrees to borrow from Lender and Lender shall disburse to Borrower from the proceeds of the Loan the Initial Funding Amount. The Interest Reserve shall be retained by Lender and applied to the payment of monthly interest in accordance with the provisions of Section 2.5. The Interest Reserve shall not bear interest until the funds are disbursed in accordance with the terms hereof.

2.3	Interest.

Provided that no Event of Default exists, the principal amount of the Loan outstanding from time to time shall bear interest at the Interest Rate. So long as an Event of Default exists, interest shall accrue at the Default Rate and all references to “Interest Rate” herein shall mean the Default Rate.

2.4	Term of the Loan.

(a) Unless due and payable sooner pursuant to Section 2.5 or Article 7, all Indebtedness shall be due and payable in full on the Maturity Date, provided that Borrower shall have the right to extend the Maturity Date (the “Extension Option”) for one additional 12 month term (such 12 month period is hereinafter referred to as an “Extension Term”), thereby extending the Maturity Date to the last day of the applicable Extension Term.

(b) Borrower may only exercise the Extension Option upon satisfying the following conditions:

(i) Borrower shall have delivered to Lender written notice of such election no earlier than 120 days and no later than 90 days prior to the then current Maturity Date;

(ii) Such notice is accompanied by an extension fee equal to $349,500 (which extension fee shall be refunded to Borrower if Borrower does not qualify for the Extension Option);

(iii) Lender shall have received Borrower’s and Guarantor’s most recent financial statements in the form approved by Lender, certified as complete and correct by Borrower and Guarantor. There must be no Material Adverse Change in Borrower’s or Guarantor’s financial condition as of the date of the notice of extension and as of the commencement date of the Extension Term;

(iv) No Default exists and no Event of Default exists under the Loan Documents; and

(v) The Plat and Declaration of Easements shall have been recorded and the Phase 2 Property shall have been conveyed by Borrower to a third party, all in accordance with Section 4.2(aa); and

(vi) Project Yield must be equal to or greater than 7.5% as of the date of the notice of extension and as of the commencement date of the Extension Term.

2.5	Monthly Payments.

Commencing on the Payment Commencement Date and continuing on the first day of each month thereafter, Borrower shall pay to Lender Accrued Interest, and a Monthly Net Cash Flow Payment which shall be applied toward payment of such Accrued Interest. In the event the Monthly Net Cash Flow Payment exceeds Accrued Interest, then such excess shall be retained by Borrower. To the extent the Monthly Net Cash Flow Payment is less than Accrued Interest, absent a Default or Event of Default hereunder or under any of the other Loan Documents, funds remaining in the Interest Reserve, if any, shall be disbursed by Lender to pay such unpaid Accrued Interest. Upon each disbursement of funds from the Interest Reserve, such funds shall be added to principal outstanding on the Loan, shall bear interest at the Interest Rate and the Interest Reserve shall be concurrently reduced by the amount disbursed by Lender to pay such Accrued Interest. Commencing on the date upon which no undisbursed funds remain in the Interest Reserve, no further draws from the Interest Reserve shall be permitted. If the Interest Reserve is exhausted or an Event of Default has occurred and is continuing, Borrower shall immediately commence making monthly payments of Accrued Interest from its own funds, whether or not the Monthly Net Cash Flow payment is sufficient therefor. Notwithstanding that amounts remain in the Interest Reserve, Borrower shall pay Lender, in advance, on the date hereof, interest only on the outstanding principal balance of the Loan at the Interest Rate from the date hereof through and including the last day of the calendar month in which this Agreement is executed.

At Lender’s option, all monthly payments due to Lender shall be paid to Lender by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower in the Automated Clearing House debit authorization executed by Borrower in connection with this Agreement; and shall be effective upon receipt. Borrower shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrower.

2.6	Prepayments.

Borrower shall have the right to make prepayments of the Loan in full, but not in part, at any time, provided Borrower (i) gives Lender at least seven (7) days’ prior written notice, (ii) pays the Exit Fee due hereunder based upon the amount of the Loan prepaid at such time, and (iii) pays the Minimum Interest Recovery, if any. Any prepayment received hereunder shall be applied to the Indebtedness in the manner set forth in Section 2.9.

In the event Borrower receives any payment or deposit proceeds with respect to a purchase contract, other agreement, or a non-residential Lease of the Project (other than rental payments and expense reimbursements) including lease termination, retention of deposits, cancellation or similar fees and insurance or condemnation proceeds, such payment shall be made to Lender and shall be applied by Lender to prepay the principal balance of the Loan and a proportionate share of the Exit Fee.

2.7	Exit Fee/Minimum Interest Recovery.

Upon any repayment of the Loan in full, whether on the Maturity Date or on any other date (including upon the acceleration of the Loan by Lender as provided herein), Borrower will pay to Lender the Exit Fee, PLUS, the Minimum Interest Recovery. The Exit Fee and Minimum Interest Recovery shall be deemed earned upon the execution of this Agreement, and Borrower hereby acknowledges and agrees that the Exit Fee and Minimum Interest Recovery is each a bargained for consideration and a material inducement to Lender’s making the Loan and is not a penalty.

2.8	Late Charge.

If any payment of principal (other than the final payment of principal due at maturity), interest due on the Loan, or any other amounts due hereunder or per the Note or the other Loan Documents is not timely received by Lender within five (5) days of the due date therefor, Borrower, without notice or demand by Lender, promptly shall pay an amount equal to five percent (5%) of each delinquent payment (“Late Charge”).

2.9	Application of Payments and Blocked Account.

(a) Application of Payments. Except as otherwise provided in this Agreement, all payments made on the Loan and all amounts in the Blocked Account after an Event of Default shall be applied to the Indebtedness in such order, priority and manner as Lender may elect. All amounts applied to reduce the outstanding principal balance of the Loan shall result in a permanent principal reduction of the Loan and shall not be available for re-borrowing.

(b) Blocked Account: Borrower will cause all Gross Revenues (other than tenant security deposits, which shall be deposited directly into the Security Deposit Account) to be deposited to the Blocked Account and shall give irrevocable notices to account debtors of Borrower or the Project (other than residential tenants) to make all payments made by wire transfer, directly to the Blocked Account. So long as no Event of Default has occurred under this Agreement or any of the other Loan Documents, Borrower will disburse funds from the Blocked Account in the following order of priority:

(i) First, to pay any unpaid Expenses and other costs;

(ii) next, to pay all Accrued Interest then due and payable, except if there are undisbursed amounts in the Interest Reserve, Gross Revenues shall be applied first to the items described in subsections 2.9(b)(iii) and 2.(b)(iv) below and then to Accrued Interest;

(iii) next, to Lender to make the required monthly payment amounts to the Insurance Escrow and Property Tax Escrow pursuant to Section 4.2;

(iv) next, to Lender to make the required deposits into the Replacement Reserve under Section 4.1(m);

(v) next, to pay other Indebtedness due under the Loan Documents;

(vi) next, to pay Eligible Expenses; and

(vii) Finally, Excess Cash Flow may be distributed by Borrower if there is no Event of Default then outstanding, subject to the restriction on distributions set forth in Section 4.1(e).

Commencing on the Payment Commencement Date and continuing on the first day of each month thereafter, the amounts described in clauses (i), (ii), (iii), (iv) and (v) above shall be due and payable whether or not Gross Revenues or the Interest Reserve are sufficient therefor. Pursuant to the Bank Account Control Agreement, Lender is hereby authorized to notify any Depository Bank that an Event of Default has occurred and is continuing under this Agreement or any of the other Loan Documents.

(c) Security Deposits. Borrower shall immediately transfer all security deposits received from tenants at the Project to the Security Deposit Account and Borrower shall utilize the funds in such accounts only strictly in accordance with the terms of the applicable Leases governing the use of such security deposits thereunder, and in accordance with applicable Law.

ARTICLE 3

FINANCIAL REPORTING COVENANTS

3.1	Financial Information Reporting.

(a) Monthly Information. Within 20 days following the end of each calendar month, Borrower shall deliver to Lender: (i) monthly unaudited operating statements for the Project, showing actual sources and uses of cash during such month, (ii) a current rent roll (including monthly delinquency reports and a monthly schedule of delinquency receipts and payments) (iii) a summary of all leasing activity then taking place with respect to the Project, particularly describing the status of all pending non-residential lease negotiations, if any, and (iv) monthly bank statements for the Blocked Account and the Security Deposit Account.

(b) Quarterly Information. Within 45 days following the end of each calendar quarter, Borrower shall deliver to Lender quarterly unaudited financial statements (including a balance sheet, an income statement and a statement of cash flows) of Borrower.

(c) Annual Information. Within 15 days following the end of each fiscal year, Borrower shall deliver to Lender the Project’s updated annual operating budget for the following fiscal year. Within 90 days following the end of each fiscal year, Borrower shall deliver to Lender its annual unaudited financial statements (including, balance sheet, an income statement and a statement of cash flows).

(d) Guarantor Information. Unless otherwise requested more frequently by Lender, within 45 days after each calendar quarter, Borrower shall cause Guarantor to deliver to Lender: (i) for each Guarantor that is an individual, his/her current personal financial statement showing all contingent liabilities of such Guarantor, and (ii) for each Guarantor that is an entity, its quarterly unaudited financial statements showing all contingent liabilities of such Guarantor (including a balance sheet, an income statement and a statement of cash flows showing results for both the quarter and year to date together with a certificate of compliance with the Net Worth covenant contained in Section 2 of the Limited Joinder, and (iii) for each Guarantor, within 90 days after its fiscal year, annual audited financial statements for such Guarantor), and (iv) for each Guarantor that is an individual, within sixty (60) days of filing such Guarantor’s Federal and state tax returns, a copy of such Federal and state tax returns for the immediately preceding calendar year.

(e) Delivery of SEC Reports. Borrower agrees to send to Lender during the term of the Loan, unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of each of Guarantor’s SEC Documents (as hereinafter defined).

3.2	Other Information; Financial Information Form and Examination.

In addition to the foregoing required information, Borrower shall provide to Lender any Other Information as Lender may from time to time request. Except as otherwise specified herein or agreed to in writing by Lender, all financial statements to be provided to Lender shall be prepared in accordance with sound accounting practices applied on a consistent basis, fairly presenting the financial condition as of the date indicated, and shall be certified as true, complete and correct by the party who has prepared such information. Lender may request that either Borrower’s or Guarantor’s annual financial statement be audited by an independent certified public accountant reasonably acceptable to Lender, at Borrower’s sole cost and expense, at any time after an Event of Default has occurred or after Lender asserts any claim under the Limited Joinder attached hereto. Borrower shall permit or cause to permit Lender or any of Lender’s representatives (including an independent firm of certified public accountants) to have access to and examine the Improvements and operation of the Project, and all books and records of Borrower, and Guarantor, during regular business hours. Unless otherwise approved by Lender in writing, all books and records relating to Borrower and Guarantor will be located at Borrower’s or Guarantor’s, as applicable, primary place of business.

ARTICLE 4

OPERATIONAL AND OTHER COVENANTS

4.1	Leasing and Operational Covenants.

(a) Leasing Restrictions. Without the prior written consent of Lender, Borrower shall not (i) enter into any lease for any residential unit at the Project on a lease form other than the form of lease previously approved by Lender, (ii) materially modify such approved lease form, (iii) enter into any residential leases on terms substantially less favorable to Borrower than the then-current market terms, (iv) accept any rental payment more than 30 days in advance of its due date, (v) enter into any residential leases for a term of more than one year, (vi) enter into any non-residential leases other than a customary laundry lease for the Project reasonably acceptable to Lender, subject to a subordination, non-disturbance and attornment agreement acceptable to Lender in form and substance, (vii) modify, amend or terminate any non-residential Lease, except in the event of an uncured default by a tenant that would entitle Borrower, as landlord, to terminate such Lease, or (viii) enter into any ground lease of the Project. Borrower shall provide Lender not less than 10 Business Days to review any proposed non-residential leases, any proposed material modifications of, or material amendments to, a Lease, and any proposed change to the lease form for the leasing of residential units. All Leases must contain an automatic attornment provision whereby in the event of a foreclosure, the tenant automatically shall recognize the successor owner as landlord and such tenant shall have no right to terminate its Lease in the event of such foreclosure. If Borrower enters into any new non-residential lease or any modification or renewal of any existing non-residential Lease, at Lender’s request, Borrower shall cause the Tenant thereunder to execute a subordination and attornment agreement in form and substance satisfactory to Lender. Borrower shall provide Lender with a copy of the fully executed original of all non-residential Leases promptly following their execution.

(b) Defaults Under Leases. Borrower will not suffer or permit (i) any breach or default to occur in any of Borrower’s or landlord’s obligations under any of the Leases, or (ii) any Lease termination by reason of any failure of Borrower or landlord to meet any requirement of any Lease, including those with respect to any time limitation within which any of Borrower’s work is to be done or the space is to be available for occupancy by the lessee. Borrower shall notify Lender promptly in writing in the event a Tenant (other than, if applicable, a residential tenant or a tenant of a self-storage unit at the Project) commits a material default under a Lease.

(c) Project Management. Borrower shall neither change the Property Manager or enter into, modify, amend, terminate or cancel any management agreement or any leasing agreement without the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) Furnishing Notices. Borrower shall provide Lender with copies of all material notices pertaining to Borrower, Guarantor or the Project received by Borrower from any Tenant, Guarantor, Governmental Authority or insurance company within seven (7) days after such notice is received. In addition, Borrower shall promptly provide Lender with written notice of any litigation, arbitration, or other proceeding or governmental investigation pending or, to Borrower’s or Guarantor’s knowledge, threatened against Borrower, Guarantor relating to the Project. Notwithstanding the foregoing, Borrower shall not be obligated to provide Lender with such written notice in respect of personal injury litigation against Borrower or the Project if the amount claimed is less than $100,000.00, as long as the maximum liability under such cases is covered in its entirety by liability insurance maintained by Borrower and the insurance carrier has not refused the tender of defense or coverage.

(e) Cash Distributions. Borrower shall not make any distributions to its partners, members or shareholders while the Loan is outstanding: except that so long as no Default or Event of Default exists hereunder or under any of the other Loan Documents and all payments then owing to Lender have otherwise been paid, Borrower may distribute monthly Excess Cash Flow.

(f) RESERVED.

(g) Compliance With Laws. Borrower shall comply with all applicable Laws and requirements of any Governmental Authority having jurisdiction over Borrower or the Project including all building, zoning, density, land use, covenants, conditions and restrictions, and subdivision requirements (including parcel maps and environmental impact and other environmental requirements), whether now existing or later to be enacted and whether foreseen or unforeseen.

(h) No Commingling of Funds. Borrower shall not commingle the funds related to the Project with funds from any other property.

(i) Maintenance and Preservation of the Project. Borrower shall keep the Project in good condition and repair (normal wear and tear excepted) and if all or part of the Project becomes damaged or destroyed, Borrower shall promptly and completely repair and/or restore the Project in a good and workmanlike manner in accordance with sound building practices. Borrower shall not commit or allow waste or permit impairment or deterioration of the Project nor take any actions that might invalidate any insurance carried on the Project. Borrower shall perform such acts to preserve the value of Project and Borrower shall not abandon the Project.

(j) RESERVED.

(k) RESERVED.

(l) RESERVED.

(m) Replacement Reserve. In addition to any other construction, renovation and maintenance requirements set forth in this Agreement, commencing with the first Loan Year, Borrower shall expend at least $250 per unit per year (exclusive of Insurance Proceeds) on maintenance of the Project. To the extent Borrower does not provide evidence, reasonably satisfactory to Lender, that Borrower has spent such sum on a cumulative annual basis, Borrower shall pay Lender such amount not spent. Lender shall hold such sum in reserve (the “Replacement Reserve”) for Borrower’s use to fund future maintenance expenses after Borrower has spent in the aggregate at least $74,250 on maintenance of the Project during the then current Loan Year. Each request for disbursement from the Replacement Reserve shall include copies of invoices for all items or materials purchased and all contracted labor or services provided, waivers of lien from each contractor providing materials, labor or services, and other evidence satisfactory to Lender of payment of all such amounts and the completion of such maintenance to the Project. Borrower hereby grants Lender a first priority security interest in the Replacement Reserve, all funds contained therein and all products and proceeds thereof and all such funds are pledged as additional collateral for the Loan and Borrower shall execute any other documents and take any other actions reasonably necessary to provide Lender with such a perfected security interest in such funds. Upon the Maturity Date or at any time following an Event of Default, the moneys then remaining in the Replacement Reserve shall, at Lender’s option, be applied against the Indebtedness. All sums held in the Replacement Reserve may be commingled with other borrower reserves held by Lender, and shall not be deemed to be held in trust for the benefit of Borrower. The Replacement Reserve shall be maintained at a financial institution designated by Lender from time to time, in its sole and absolute discretion (so long as such institution’s deposits are insured by the Federal Deposit Insurance Corporation), and shall be under the sole dominion and control of Lender, and Borrower shall have no right to control or direct the investment of payment of funds therein.

4.2	Other Borrower Covenants.

Borrower further covenants and agrees as follows:

(a) Loan Closing. If the conditions precedent to the closing of the Loan are not complied with as of the Closing Date, Lender may terminate Lender’s obligation to fund the Loan by written notice to Borrower.

(b) Prohibition of Assignments and Transfers by Borrower.

(i) Generally. Borrower shall not assign or attempt to assign its rights under this Agreement or any of the other Loan Documents or the Loan or delegate or attempt to delegate any of its duties or obligations under this Agreement or any of the other Loan Documents or the Loan and any purported assignment or delegation shall be void. Without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion, Borrower shall not suffer or permit any Transfer. In addition, until the Indebtedness is repaid in full, an Affiliate of Guarantor shall at all times Control the day-to-day management and operation of Borrower’s business and all material business decisions (including a sale or refinance) for Borrower. Notwithstanding the foregoing, the following Transfers shall be permitted at any time without the consent of Lender: (i) absent the existence of an Event of Default under this Agreement or any of the other Loan Documents, transfers of ownership interests in Borrower and Sole Member; and (ii) transfers of equity interests in Guarantor; provided that with respect to any Transfers expressly permitted hereunder, (A) after any such permitted Transfer, majority ownership and Control of Borrower and Sole Member, directly or indirectly, remains with Guarantor, (B) an Affiliate of Guarantor is at all times the general partner of Sole Member and the manager/managing member Borrower, (C) Sole Member retains majority ownership in Borrower and (D) if such permitted Transfer results in any Person, together with any other Person Controlling, Controlled by or under common Control with such Person, owning or encumbering 20% or more of the direct or indirect ownership interests in Borrower, other than as the result of an ownership interest in Guarantor, Lender shall have conducted its customary background, OFAC and internal compliance checks as to such Person or Persons and shall be satisfied with the results thereof.

(ii) Transfers Prohibited by ERISA. In addition to the prohibitions set forth in Section 4.2(b) (i), above, Borrower shall not engage in or permit a Transfer that would constitute or result in the occurrence of one or more non-exempt prohibited transactions under ERISA or the Internal Revenue Code. Borrower agrees to unwind any such Transfer upon notice from Lender or, at Lender’s option, to assist Lender in obtaining such prohibited transaction exemption(s) from the Employee Benefits Security Administration with respect to such Transfer as are necessary to remedy such prohibited transactions. In addition to its general obligation to indemnify Lender under Section 4.2(k), Borrower shall reimburse Lender for any Expenses incurred by Lender to obtain any such prohibited transaction exemptions. Borrower’s obligations under this Section 4.2(b) (ii) shall survive the expiration or termination of the Loan Documents, Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under any of the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA. Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan Documents, as requested by Lender in its sole and absolute discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to Federal or state statutes regulating investments and fiduciary obligations with respect to governmental plans; (iii) Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code; and (iv) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities within the meaning of 29 C.F.R. Section 2510.3-101(b) (2);

(B) Less than 25 percent of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f) (2); or

(C) Borrower qualifies as an “operating company” within the meaning of 29 C.F.R. Section 2510.3-101 or an investment company registered under the Investment Company Act of 1940.

Borrower shall indemnify Lender and defend and hold Lender harmless from and against all civil penalties, excise taxes, or other loss, cost damage and expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs incurred in the investigation, defense and settlement of claims and losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole and absolute discretion) that Lender may incur, directly or indirectly, as a result of a Default or Event of Default under this Section. This indemnity shall survive any termination of the Loan Documents or, satisfaction or foreclosure of the Security Instrument.

(c) Mechanics’ Liens and Contest Thereof. Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Project and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim provided that Borrower notifies Lender of its desire to do so in writing and posts a statutory lien bond that removes such lien from title to the Project within 30 days of the earlier of written notice by Borrower to Lender of the existence of such lien or written notice by Lender to Borrower of the existence of the lien. Lender will not be required to make any further disbursements of the proceeds of the Loan unless or until either (i) all mechanics’ lien claims have been removed, or completely bonded over, or insured over by the Title Insurer, or (ii) Lender, at its sole option, elects to restrict disbursements to reserve sufficient sums to pay 150% of all such lien claims. In the event either Borrower shall fail to discharge any such lien or prosecute such contest as set forth above, or such lien is not otherwise fully reserved for or bonded over as set forth above, Lender may, at its election in its sole and absolute discretion, cause such lien to be satisfied and released or otherwise provide security to the Title Insurer to indemnify over such lien. Any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder owing to Lender by Borrower. In settling, compromising or discharging any claims for lien, Lender shall not be required to inquire into the validity or amount of any such claim.

(d) Maintenance of Insurance. Borrower shall not bring or keep any article on the Project or cause or allow any condition to exist if that could invalidate or would be prohibited by any insurance coverage required to be maintained by Borrower on the Project.

When any insurance policies expire or if additional insurance is required by Lender, which it may do from time to time in its commercially reasonable discretion, Borrower shall furnish to Lender any additional and renewal insurance policies (along with evidence of the prepaid premiums) with companies, coverage and in amounts satisfactory to Lender. Unless Borrower provides Lender with appropriate evidence of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Project and to maintain the insurance required by this Agreement. Prior to purchasing any such insurance, Lender will use its good faith efforts to provide notice to Borrower of its intention to do so, provided, however, that Lender’s failure to provide such notice shall not affect Borrower’s responsibility for the expense of such insurance purchased by Lender. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Lender may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Project or any required insurance policy. Lender shall later cancel any insurance purchased by Lender, but only after Borrower provides Lender with appropriate evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Project or insurance otherwise required by this Agreement, Borrower will be responsible for the costs of that insurance and other charges imposed by Lender in connection with the placement of the insurance until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Indebtedness effective as of the date Lender purchases such insurance and such costs may be more than the cost of insurance Borrower is able to obtain on its own. The effective date of coverage may be the date the prior coverage lapsed or the date on which Borrower failed to provide Lender proof of coverage.

(e) Payment of Insurance. Borrower shall timely pay all premiums on all insurance policies to assure that at all times Borrower has in effect insurance as required pursuant to the Insurance Requirements attached hereto as Exhibit E. In order to effectuate the timely payment of all premiums, Borrower shall pay to Lender, at the time of and in addition to the monthly installments of principal and/or interest due under the Note, a sum equal to 1/12 of the amount estimated by Lender to be sufficient to enable Lender to pay at least 30 days before they become due and payable, all insurance premiums relating to Borrower and the Project as determined by Lender (the “Insurance Escrow”). Notwithstanding the foregoing to the contrary, so long as (i) Lender has provided written approval of the blanket insurance policy covering the Project, including with respect to carrier and coverage (and such coverage shall comply in all respects with the form of insurance required by the minimum insurance requirements set forth in Exhibit E attached hereto), (ii) the protection afforded Borrower under any blanket insurance approved hereunder shall be no less than that which would have been afforded under a separate policy or policies relating to the Project, (iii) such carrier has agreed to provide Lender with written notice of cancellation of such policy 30 days prior thereto, (iv) Borrowers at all times during the term of the Loan provide evidence of timely payment of all insurance premiums in respect of such policy prior to the due date thereof, and (v) no Event of Default exists hereunder, solely with respect to insurance provided by such blanket policies, Borrower’s obligation to impound funds in the Insurance Escrow pursuant to this Section 4.2(e) shall be suspended.

(f) Payment of Taxes. Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Project (the “Property Taxes”) before the same become delinquent, and, unless Lender has paid such taxes directly on Borrower’s behalf, furnish to Lender evidence that the Property Taxes are paid at least five (5) Business Days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest. In order to effectuate the timely payment of all Property Taxes, Borrower shall pay to Lender, at the time of and in addition to the monthly installments of principal and/or interest due under the Note, a sum equal to 1/12 of the amount estimated by Lender to be sufficient to enable Lender to pay at least 30 days before they become due and payable, all Property Taxes as determined by Lender (the “Property Tax Escrow”). Borrower shall have the right to pay Property Taxes under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (ii) Borrower has notified Lender of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited security in form and amount satisfactory to Lender in its sole and absolute discretion, which shall be added to the Property Tax Escrow. If Borrower fails to commence such contest or, having commenced to contest the same, shall thereafter fail to prosecute such contest in good faith or with due diligence (as determined by Lender), or, upon adverse conclusion of any such contest, shall fail to pay such Property Taxes, Lender shall apply the sums held in the Property Tax Escrow to pay such Property Taxes, and if such sums are insufficient, Lender may, at its election (but shall not be required to), pay and discharge any such Property Taxes and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note). Until such time as the Phase 2 Property is taxed as a separate parcel from the remainder of the Development, the Phase 2 Property shall be considered part of the Project for purposes of this Section 4.2(f) regardless of whether the Plat and Declaration of Easements have been recorded and the Phase 2 Property had been conveyed to a third party.

(g) Property Tax Escrow and Insurance Escrow. So long as no Event of Default exists hereunder and provided that Borrower shall have delivered to Lender a copy of the insurance premium bill or Property Tax bill, as the case may be, and the Insurance Escrow or Property Tax Escrow is sufficient for the purpose of paying such insurance premium or Property Tax, respectively, then Lender shall apply the sums in the Insurance Escrow to pay such insurance premiums and the sums in the Property Tax Escrow to pay such Property Taxes. Borrower shall pay a Disbursement Processing Fee in connection with each such disbursement from the Property Tax Escrow and the Insurance Escrow. If the amount held in the applicable escrow with Lender is insufficient to fully pay such amounts, Borrower shall, within the earlier of (i) 10 days following notice at any time from Lender or (ii) five (5) days prior to when such payment is due, remit such additional sum as may be required for the full payment of such insurance premiums or Property Taxes, and if Borrower fails to do so, Lender may disburse such amounts from the Loan (even if the total amount of disbursements would exceed the face amount of the Note). All sums reserved or held in the Property Tax Escrow and the Insurance Escrow may be commingled with the general funds of Lender, and shall not be deemed to be held in trust for the benefit of Borrower. The Property Tax Escrow and Insurance Escrow shall be maintained at a financial institution designated by Lender from time to time in its sole and absolute discretion (so long as such institution’s deposits are insured by the Federal Deposit Insurance Corporation). Borrower hereby grants Lender a first priority security interest in funds held in the Property Tax Escrow and the Insurance Escrow, including all interest accruing thereon, and all such funds are pledged as additional collateral for the Loan and Borrower shall execute any other documents and take any other actions necessary to provide Lender with such a perfected security interest in such funds. Upon the Maturity Date or at any time following an Event of Default, the moneys then remaining in escrow with Lender or its agent shall, at Lender’s option, be applied against the Indebtedness. The obligation of Borrower to pay Property Taxes and insurance premiums is not affected or modified by the provisions of this paragraph.

(h) Personal Property. All of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to, used or required to be used in connection with the operation of the Project (collectively, the “Personal Property”) shall always be located at the Project and shall be kept free and clear of all liens, encumbrances and security interests. Borrower shall not (nor shall it permit any Tenant to), without the prior written consent of Lender, sell, assign, transfer, encumber, remove or permit to be removed from the Project any of the Personal Property. So long as no Event of Default has occurred and is continuing, Borrower may sell or otherwise dispose of the Personal Property when obsolete, worn out, inadequate, unserviceable or unnecessary for use in the operation of the Project, but, if material to the operation of the Project, only upon replacing the same with other Personal Property at least equal in value and utility to the Personal Property that is disposed.

(i) Appraisals. Lender shall have the right to obtain a new or updated Appraisal of the Project from time to time, and Borrower shall cooperate with Lender in this regard. The Borrower shall pay for any such Appraisal if (a) an Event of Default exists, (b) the Appraisal is the first Appraisal obtained by Lender during the Extension Term, or (c) if the Appraisal is obtained to comply with any Laws or regulatory requests, or Lender policy promulgated to comply therewith.

(j) Loss of Note or other Loan Documents. Upon notice from Lender of the loss, theft, or destruction of the Note and upon receipt of an affidavit of lost note and an indemnity reasonably satisfactory to Borrower from Lender, or in the case of mutilation of the Note, upon surrender of the mutilated Note, Borrower shall make and deliver a new note of like tenor in lieu of the then to be superseded Note. If any of the other Loan Documents were lost or mutilated, Borrower agrees to execute and deliver replacement Loan Documents in the same form of such Loan Document(s) that were lost or mutilated.

(k) Indemnification. Borrower shall indemnify Lender, including each party owning an interest in the Loan and their respective successors, assigns, officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, suits, actions, losses, injuries, damages, liabilities, criminal and civil penalties, excise taxes, costs and Expenses (including attorneys’ fees and costs) of any and every kind to any Persons or property by reason of or in any way related to or arising out of (i) the operation or maintenance of the Project; (ii) any breach of representation or warranty, Default or Event of Default under any of the Loan Documents; (iii) any Indemnified Party’s response to a subpoena or involvement in discovery, litigation, or similar matters that would not have occurred but for the Loan; (iv) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Project, the Loan, the Indebtedness or the Loan Documents, or (v) any other matter arising in connection with the Loan, Borrower, Guarantor, any Environmental Indemnitor, any Lease, any Tenant, the Project or any Person claiming by or through any of the foregoing or which may be asserted against, imposed on or incurred by an Indemnified Party in connection with the Indebtedness, the Loan, the Loan Documents, the Project or any portion of any of the foregoing or the exercise by an Indemnified Party of rights or remedies granted to it under the Loan Documents or applicable Law. Borrower further agrees to indemnify, defend and hold harmless Lender from and against any claim that any documentary or mortgage tax is due and payable in connection with the Loan or the execution, delivery or recording of the Loan Documents and to pay such taxes and Expenses incurred by Lender in connection therewith. Borrower may contest any determination that any such taxes are due, but shall pay any such taxes (including penalties and interest) when legally required. Notwithstanding anything contained in this Section 4.2(k) to the contrary, no Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct. Upon written request by an Indemnified Party, Borrower will undertake, at its own costs and expense, on behalf of such Indemnified Party, using counsel reasonably satisfactory to the Indemnified Party, the defense of any legal action or proceeding whether or not such Indemnified Party shall be a party and for which such Indemnified Party is entitled to be indemnified pursuant to this Section 4.2(k). At Lender’s option, Lender may, at Borrower’s expense, prosecute or defend any action involving the priority, validity or enforceability of any of the Loan Documents.

If any Indemnified Party is made a party defendant to any litigation or any claim is threatened or brought against any Indemnified Party concerning the Indebtedness, the Loan Documents, the Project or any part thereof, or any interest therein, or the construction, maintenance, operation or occupancy or use thereof, then Borrower shall indemnify, defend and hold the Indemnified Parties harmless from and against all liability by reason of said litigation or claims, including attorneys’ fees and expenses incurred by the Indemnified Parties in any such litigation or claim, whether or not any such litigation or claim is prosecuted to judgment. If Lender commences an action against Borrower to enforce any of the terms hereof or to prosecute any breach by Borrower of any of the terms hereof or to recover any sum secured hereby, Borrower shall pay to Lender its reasonable attorneys’ fees and expenses. The right to such attorneys’ fees and expenses shall be deemed to have accrued on the commencement of such action, and shall be enforceable whether or not such action is prosecuted to judgment. If Borrower breaches any term of the Loan Documents, Lender may engage the services of an attorney or attorneys to protect its rights hereunder, and in the event of such engagement following any breach by Borrower, Borrower shall pay Lender’s reasonable attorneys’ fees and expenses incurred by Lender, whether or not an action is actually commenced against Borrower by reason of such breach. All references to “attorneys” in this Subsection and elsewhere in the Loan Documents shall include, without limitation, any attorney or law firm engaged by Lender and Lender’s in-house counsel, and all references to “fees and expenses” in this Subsection and elsewhere in the Loan Documents shall include, without limitation, any fees of such attorney or law firm, any appellate counsel fees, if applicable, and any allocation charges and allocation costs of Lender’s in-house counsel.

A waiver of subrogation shall be obtained by Borrower from its insurance carrier and, consequently, Borrower waives any and all right to claim or recover against Lender, its officers, employees, agents and representatives, for loss of or damage to Borrower, the Project, Borrower’s property or the property of others under Borrower’s control from any cause insured against or required to be insured against by the provisions of the Loan Documents.

The indemnification obligations hereunder shall survive the repayment of the Loan and any foreclosure, deed-in-lieu or transfer in lieu of foreclosure or similar proceeding or any transfer of title to the Project or any portion thereof or a transfer of the ownership interest in Borrower.

(l) No Additional Encumbrances. Borrower shall not cause or suffer to occur or exist, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, any sale, transfer, mortgage, pledge, lien or encumbrance (other than Permitted Exceptions, liens for ad valorem taxes and assessments that are not delinquent and those liens which Borrower is contesting in accordance with the terms of this Agreement,) of all or any part of the Project or any interest therein.

(m) Organizational Documents. Borrower shall not, without the prior written consent of Lender, (i) permit or suffer a material amendment or modification of its Organizational Documents or the organizational documents of any constituent entity within Borrower (other than shareholders of Guarantor), or (ii) any change in its state of formation or incorporation or its name.

(n) Single Purpose Entity. Borrower at all times shall remain a Single Purpose Entity until after the Indebtedness has been repaid in full. Specifically, Borrower represents, warrants and covenants as follows:

(i) Borrower has not and will not:

(A) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Indebtedness, (ii) unsecured trade payables incurred in the ordinary course of business of operating the Project and indebtedness relating to financing of equipment and personal property in the ordinary course of business of operating the Project; provided however, the aggregate amount of such other indebtedness shall not exceed 1% of the outstanding principal balance of the Note, and (iii) prior loans paid in full prior to the date hereof;

(B) engage in any business or activity other than (i) the ownership, operation and maintenance of the Project, and activities incidental thereto, and (ii) the ownership of the Phase 2 Property, and the activities relating to the subdivision thereof as required under Section 4.2(aa);

(C) acquire or own any assets other than (i) the Project, and (ii) such incidental Personal Property as may be necessary for the operation of the Project;

(D) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or, except for transfers of ownership interests in Borrower occurring prior to the date hereof and Transfers permitted hereunder, change its legal structure;

(E) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Laws of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(F) own any subsidiary, or make any investment in, any Person;

(G) commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts;

(H) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’ financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that such consolidated financial statements contain a footnote indicating that Borrower is a separate legal entity and that it maintains separate books and records;

(I) enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with unaffiliated third parties;

(J) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(K) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(L) make any loans or advances to any Person;

(M) fail to file its own tax returns or files a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Laws);

(N) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(O) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(P) without the unanimous written consent of all of its members, and the written consent of 100% of the directors or managers, as applicable, of Borrower and Sole Member (if any), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any creditors rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(Q) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(R) fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds, provided that there are sufficient funds from the operation of the Project to do so; or

(S) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;

(ii) RESERVED.

(o) Furnishing Reports. Upon Lender’s request, Borrower shall provide Lender with copies of all inspections, reports, test results and other information received by Borrower, which in any way relate to the Project or any part thereof.

(p) Affiliate Transactions. Prior to entering into any agreement with an Affiliate pertaining to the Project, Borrower shall deliver to Lender a copy of such agreement, which shall be satisfactory to Lender in its sole and absolute discretion. If requested by Lender, such agreement shall provide Lender the right to terminate it upon Lender (or its designee or an appointed receiver) taking possession of the Project or acquisition of the Project through receivership, foreclosure, a deed in lieu of foreclosure, UCC sale or otherwise.

(q) Site Visits, Observation and Testing. Lender and its agents and representatives shall have the right upon notice to Borrower (except in the event of an emergency), at any reasonable time, to enter and visit the Project for the purpose of performing appraisals, observing the Project, taking and removing soil or groundwater samples, and conducting tests on any part of the Project. Lender has no duty, however, to visit or observe the Project or to conduct tests, and no site visit, observation or testing by Lender, its agents or representatives shall impose any liability on any of Lender, its agents or representatives. Neither Borrower nor any other party is entitled to rely on any site visit, observation or testing by any of Lender, its agents or representatives. Neither Lender, its agents nor representatives owe any duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of any other adverse condition affecting the Project. Lender shall make reasonable efforts to avoid interfering with Borrower’s use of the Project in exercising any rights provided in this Section 4.2(q).

(r) Compliance With Anti-Terrorism and Anti-Money Laundering Laws. Each of Borrower, Sole Member, Guarantor and any Person owning, directly or indirectly, twenty percent (20%) or more of Borrower or Guarantor: (i) is not, and will not become a Blocked Person, (ii) is not and will not become owned or controlled by a Blocked Person, (iii) is not acting and will not act for or on behalf of a Blocked Person, (iv) is not otherwise associated with and will not become associated with a Blocked Person, (v) is not providing and will not provide material, financial or technological support or other services to or in support of the illegal acts of a Blocked Person, or (vi) is not under investigation by any governmental authority for any violation of any Anti-Terrorism and Anti-Money Laundering Laws. Borrower shall immediately notify Lender if Borrower has knowledge of any violation of the foregoing, and any violation of the foregoing by Borrower, Sole Member, Guarantor or any Person owning, directly or indirectly, twenty percent (20%) or more of Borrower or Guarantor shall be deemed to be an Event of Default by Borrower hereunder. Borrower will not cause or permit the transfer of any interest in Borrower to a Blocked Person and will not enter into any Lease or undertake any activities in violation of any Anti-Terrorism and Anti-Money Laundering Laws. Borrower shall provide information as Lender may require from time to time to permit Lender to satisfy its obligations under the Anti-Terrorism and Anti-Money Laundering Laws. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, none of the funds of Borrower or Guarantor, as applicable, that are used to repay the Loan shall be derived from any unlawful activity, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by Law or the Loan is in violation of Laws.

(s) Notice of Change. Borrower shall give Lender prior written notice of any change in the location of its primary place of business.

(t) Defense of Title. If, while the Loan is outstanding, the title to the Project or the interest of Lender therein shall be the subject, directly or indirectly, of any action at Law or in equity, or be attached directly or indirectly, or endangered, clouded or adversely affected in any manner, Borrower, at Borrower’s expense, shall take all necessary and proper steps for the defense of said title or interest, including the employment of counsel approved by Lender, the prosecution or defense of litigation, and the compromise or discharge of claims made against said title or interest. Notwithstanding the foregoing, in the event that Lender determines that Borrower is not adequately performing its obligations under this Section, Lender may, without limiting or waiving any other rights or remedies of Lender hereunder, take such steps with respect thereto as Lender shall deem necessary or proper and any and all costs and expenses incurred by Lender in connection therewith, together with interest thereon at the Default Rate from the date incurred by Lender until actually paid by Borrower, shall be immediately paid by Borrower on demand and shall be secured by the Security Instrument and by all of the other Loan Documents securing all or any part of the Indebtedness evidenced by the Note.

(u) Payment of Utilities, Assessments, Charges, Etc. Borrower shall pay when due the principal of and the interest on the Indebtedness in accordance with the terms of this Agreement. Borrower shall also pay all charges, fees and other sums required to be paid by Borrower as provided in the Loan Documents, in accordance with the terms of the Loan Documents, and shall observe, perform and discharge all obligations, covenants and agreements to be observed, performed or discharged by Borrower set forth in the Loan Documents in accordance with their terms. Further, Borrower shall promptly and strictly perform and comply with all covenants, conditions, obligations and prohibitions required of Borrower in connection with any other document or instrument affecting title to the Project, or any part thereof, regardless of whether such document or instrument is superior or subordinate to the Security Instrument. Borrower shall not default in the payment of any indebtedness that is not cured within the time, if any, specified therefor in any agreement governing the same.

(v) Waste; Alteration of Improvements. No part of the Improvements may be removed, demolished or materially altered, without the prior written consent of Lender. Without the prior written consent of Lender, Borrower shall not commence construction of any improvements on the Project other than improvements required for the maintenance or repair of the Project. Lender reserves the right to condition its consent to any material alteration, removal, demolition or new construction on the following: such conditions as would be required by a prudent interim construction lender, including, but not limited to, the prior approval by Lender of plans and specifications, construction budgets, contractors and form of construction contracts and the furnishing to Lender of evidence regarding funds, permits, approvals bonds, insurance, lien waivers, title endorsements, appraisals, surveys, certificates of occupancy, certificates regarding completion, invoices, receipts and affidavits from contractors and subcontractors, in form and substance satisfactory to Lender in its discretion.

(w) Zoning. Without the prior written consent of Lender, except as required and in accordance with Section 4.2(aa), Borrower shall not seek, make, suffer, consent to or acquiesce in any change in the plat of subdivision, zoning or conditions of use of the Project or the Improvements. Borrower shall comply with and make all payments required under the provisions of any covenants, conditions or restrictions affecting the Project or the Improvements. Borrower shall keep all licenses, permits, franchises and other approvals necessary for the operation of the Project in full force and effect. Borrower shall operate the Project as a multi-family apartment project for so long as the Indebtedness is outstanding. If, under applicable zoning provisions, the use of all or any part of the Project or the Improvements is or becomes a nonconforming use, Borrower shall not cause or permit such use to be discontinued or abandoned without the prior written consent of Lender. Further, without Lender’s prior written consent, Borrower shall not file or subject any part of the Project or the Improvements to any declaration of condominium or co-operative or convert any part of the Project or the Improvements to a condominium, co-operative or other form of multiple ownership and governance.

(x) Books, Records, Maintenance of Existence. Borrower shall keep accurate books and records of account of the Project and its own financial affairs sufficient to permit the preparation of financial statements therefrom in accordance with generally accepted accounting principles. Lender and its duly authorized representatives shall have the right to examine, copy and audit Borrower’s records and books of account at all reasonable times. Borrower and any general partner or managing member of Borrower shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all licenses, and (iv) qualify to do business and remain in good standing under the Laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Project.

(y) Further Assurances. Borrower shall, on the request of Lender and at the expense of Borrower: (a) promptly correct any defect, error or omission which may be discovered in the contents of the Loan Documents; (b) promptly execute, acknowledge, deliver and record or file such further instruments (including, without limitation, further mortgages, deeds of trust, security deeds, security agreements, financing statements, continuation statements and assignments of rents or leases) and promptly do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of the Security Instrument and the other Loan Documents and to subject to the liens and security interests hereof and thereof any property intended by the terms hereof and thereof to be covered hereby and thereby, including specifically, but without limitation, any renewals, additions, substitutions, replacements or appurtenances to the Project; (c) promptly execute, acknowledge, deliver, procure and record or file any document or instrument (including specifically, without limitation, any financing statement) deemed advisable by Lender to protect, continue or perfect the liens or the security interests hereunder against the rights or interests of third persons; and (d) promptly furnish to Lender, upon Lender’s request, a duly acknowledged written statement and estoppel certificate addressed to such party or parties as directed by Lender and in form and substance supplied by Lender, setting forth all amounts due under the Note, stating whether any Default or Event of Default has occurred hereunder or under any of the other Loan Documents, stating whether any offsets or defenses exist against the Indebtedness and containing such other matters as Lender may reasonably require.

(z) Easements and Rights-of-Way. Borrower shall not grant any easement or right-of-way with respect to all or any portion of the Project or the Improvements without the prior written consent of Lender. The purchaser at any foreclosure sale hereunder may, at its discretion, disaffirm any easement or right-of-way granted in violation of any of the provisions of the Loan Documents and may take immediate possession of the Project free from, and despite the terms of, such grant of easement or right-of-way. If Lender consents to the grant of an easement or right-of-way, Lender agrees to grant such consent without charge to Borrower other than expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lender in the review of Borrower’s request and in the preparation of documents effecting the subordination.

(aa) Subdivision.

(i) Plat. The Project is a part of a two phase development (the “Development”) owned by Borrower. The portion of the development not included within the Project is described and depicted on Exhibit A hereto (the “Phase 2 Property”). Borrower intends to plat the Development into two separate lots, one being the Land and the other being the Phase 2 Property in accordance with all applicable Laws (the “Plat”). Borrower will, promptly following the date hereof, pursue approval of the Plat with the City of Orlando, including the City’s execution thereof (the “Approval”), by, among other things, submitting the Plat application on or before December 26, 2012. Borrower shall obtain the Approval and cause the Plat to be recorded in the applicable recording office or offices on or before 240 days after the effective date of this Agreement, subject to any delays caused by the City of Orlando and not within the control of, or due to the acts or inaction of, Borrower or its agents. In connection with the Approval and recordation of the Plat, Lender shall, at no cost to Lender (A) execute and deliver, within five (5) Business Days of request: (i) a joinder to the Plat to be submitted as a part of the City’s required application process; and (ii) a joinder or joinders to the Declaration of Easements (defined below), to the extent that such Plat or Declaration of Easements has not been objected to as provided below, and (B) take such other actions as are required by applicable Laws of a mortgagee of real estate being subdivided by plat.

(ii) Easement Obligations. The “Declaration of Easements”, for purposes hereof, is a document or documents to be drafted by Borrower for the purpose of insuring that each of the Project and the Phase 2 Property will: (a) comply with all Laws and all REAs, (b) have adequate water, gas and electrical supply and accessible connections, storm and sanitary sewage facilities, telephone facilities, other required utilities and access easements and other similar agreements as needed to operate, in the case of the Project, as developed and such that the existing certificate of occupancy will not be impaired, and in the case of the Phase 2 Property, for

Borrower’s intended use (without obligating the Project to incur additional infrastructure expenses to service the Phase 2 Property), (c) have adequate access rights to a public right of way (whether directly or over an accessible private right-of-way), and (d) have the obligation to maintain any infrastructure located on their respective properties, with the right of the other property owner, in the case of a failure to maintain such infrastructure, to make such repairs and receive reimbursement from the non-performing owner, together with lien rights to secure payment, which lien rights shall be subordinated to any mortgage on the Project (or portion thereof) and the Phase 2 Property (or portion thereof), as applicable, which mortgage is recorded prior to the filing of a notice of such lien.

(iii) Limited Approval Right of Lender. Lender’s sole approval right with respect to the Plat and the Declaration of Easements is to object, within five (5) Business Days of receipt of a draft of same, which objection must be in writing and must allege, in good faith and with specificity, why such document does not meet the standards in (a) – (d) of Subsection 4.2(aa)(ii) above.

(iv) Conveyance of Phase 2 Property. Within ten (10) days after the approval of the Plat and the execution and recordation thereof by the City, Borrower shall convey the Phase 2 Property to a third party, which may be an affiliate of Borrower or Guarantor and, to the extent not already recorded in connection with the Plat, cause the recordation of the Declaration of Easements. Upon recordation of the Plat and Declaration of Easements, Borrower shall deliver an endorsement to the Title Policy reflecting the subdivided legal description and any easements created by the Declaration of Easements that benefit the Land. Borrower shall promptly submit the deed to the Phase 2 Property to the Orange County Property Appraiser and request that separate tax parcel identification numbers be assigned to each of the Project and the Phase 2 Property.

(v) Costs of Lender. Borrower shall pay to Lender all costs and expenses incurred by Lender (including, without limitation, reasonable attorney’s fees) in connection with this Section 4.2(aa).

(vi) Paydown Due on Construction Commencement. Until the Loan has been paid in full, prior to commencement of construction of any improvements on the Phase 2 Property by any party (provided in no event shall any such construction be performed while Borrower owns the Phase 2 Property), including without limitation construction of any infrastructure improvements thereto, Borrower shall pay to Lender the amount of $250,000, which shall be applied to the outstanding principal balance of the Loan, unless an Event of Default has occurred and is continuing in which event such payment shall be applied to the Indebtedness in such order as Lender shall determine in its sole discretion.

(vii) Survival. The obligations of Borrower under this Section 4.2(aa) shall survive any foreclosure, deed-in-lieu or transfer in lieu of foreclosure or similar proceeding or any transfer of title to the Project or any portion thereof.

(bb) Covenants, Representations and Warranties with Respect to the Phase 2 Property. Borrower hereby acknowledges and agrees that for purposes of this Agreement, until such time as the Plat and the Declaration of Easements have been recorded and the Phase 2 Property has been conveyed to a third party, all in accordance with Section 4.2(aa) above, the Phase 2 Property shall be considered part of the Project; provided, however, that: (i) the Phase 2 Property shall not be considered part of the Project for purposes of Subsections 4.2(n)(i)(B) and (C) and Section 5.1(a) (other than the first sentence) hereunder; (ii) the Phase 2 Property shall not be considered part of the Project for purposes of any appraisals or any loan to value covenants hereunder; (iii) plans, projections or other financial data related to the future development of the Phase 2 Property shall not be required or included in the financial deliverables in Article III hereunder; (iv) the parties acknowledge that the Phase 2 Property is an undeveloped piece of property; and (v) the parties acknowledge that the Phase 2 Property is not subject to the lien of the Mortgage. For the avoidance of doubt, except as expressly provided in Sections 4.2(f) above, after the Plat and the Declaration of Easement have been recorded and the Phase 2 Property has been conveyed to a third party in accordance with Section 4.2(aa) above, no provision of this Agreement or the remaining Loan Documents shall apply to the Phase 2 Property.

4.3	Authorized Representative.

The Authorized Representative has been appointed by Borrower for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his or her discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by the Authorized Representative shall be final and binding on Borrower. Borrower may appoint a new Authorized Representative with Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Lender may rely on the authority given to the then existing Authorized Representative to appoint a new Authorized Representative, or a duly authorized resolution from the Borrower appointing a new Authorized Representative, whom Lender has approved. No more than one person shall serve as Authorized Representative at any given time. Nothing in this Section 4.3 shall be deemed to limit or prohibit Lender from (i) communicating or dealing with Guarantor or any of its members, partners, owners or employees, (ii) accepting the authority of the same to act on behalf of such parties, or (iii) accepting the implied or apparent authority of another representative to act on behalf of Borrower when the Authorized Representative is unavailable.

ARTICLE 5

BORROWER’S REPRESENTATIONS AND WARRANTIES

5.1	Borrower’s Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender, on the Closing Date and until all amounts due under the Loan and Loan Documents are paid in full and the Loan Documents are terminated, as follows:

(a) Title. Borrower lawfully possesses and holds fee simple title to the Project, free and clear of all liens, claims, encumbrances, covenants, conditions and restrictions, security interest and claims of others, except only the Permitted Exceptions. Borrower has full power and lawful authority to grant, bargain, sell, convey, assign, transfer, encumber and mortgage its interest in the Project in the manner and form contemplated by the Security Instrument. Borrower will preserve its interest in and title to the Project and will forever warrant and defend the same to Lender against any and all claims whatsoever and will forever warrant and defend the validity and priority of the lien and security interest created under the Security Instrument against the claims of all Persons and parties whomsoever, subject to the Permitted Exceptions. The Security Instrument creates (i) a valid, perfected lien on the Project, subject only to Permitted Exceptions and the liens created by the Loan Documents and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty owned by Borrower (provided appropriate financing statements are filed), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Exceptions, such other liens as are permitted pursuant to the Loan Documents and the liens created by the Loan Documents. There are no security agreements or financing statements affecting all or any portion of the Project other than (i) as disclosed in writing by Borrower to Lender prior to the date hereof and (ii) the security agreements and financing statements created in favor of Lender. There are no claims for payment for work, labor or materials affecting the Project which are or may become a lien prior to, or of equal priority with, the liens created by the Loan Documents. None of the Permitted Exceptions, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Instrument, materially and adversely affect the value of the Project, impair the use or operations of the Project or impair Borrower’s ability to pay its obligations in a timely manner. The foregoing warranty of title shall survive the foreclosure of the Security Instrument and shall inure to the benefit of and be enforceable by Lender in the event Lender acquires title to the Project pursuant to any foreclosure. Borrower is a Single Purpose Entity.

(b) Litigation/Proceeding. There is no litigation or proceeding pending, or to the best of Borrower’s Knowledge threatened, against the Project, Borrower, or Guarantor, other than as set forth in Exhibit F. There is no item set forth in Exhibit F which could, if adversely determined, cause a Material Adverse Change with respect to Borrower, Guarantor or the Project. There are no Environmental Proceedings and Borrower has no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(c) Authorization. Borrower is a duly organized and validly existing limited liability company and is in good standing under the Laws of the State of Borrower’s organization, formation or incorporation, with its principal place of business at the address set forth in Schedule I. Borrower is in good standing under, and is authorized to transact business in, the Laws of the State in which the Project is located. Borrower has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower. The Loan Documents have each been duly executed and delivered and each constitutes the duly authorized, valid and legally binding obligation of Borrower and Guarantor, as the case may be, enforceable against Borrower and the Guarantor, as the case may be, in accordance with their respective terms. Borrower’s exact name is the name set forth in Schedule I. Borrower uses no trade name(s) other than its actual name(s) set forth herein and the name “Estates at Millenia.” Sole Member is a limited partnership duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware with its principal place of business at 19950 W. Country Club Drive, Suite 800, Aventura, Florida 33180. Sole Member is the sole member of Borrower and owns 100% of the ownership interests in Borrower free and clear of all liens, claims, encumbrances, and rights of others. Sole Member has full right, power and authority to execute the Loan Documents on its own behalf and on behalf of Borrower. As of the date of this Agreement, Guarantor owns not less than 73% of the indirect interest in Borrower, free and clear of all liens, claims, encumbrances and rights of others. As of the date of this Agreement, all direct and indirect ownership interests in Borrower (except for the owners of Guarantor) are set forth in the organizational chart attached hereto as Exhibit G. As of the date of this Agreement, no Person owns, directly or indirectly, greater than a 20% interest in Guarantor, other than Southwest Carpenters Pension Trust.

(d) Organizational Documents. A true and complete copy of the Organizational Documents creating Borrower, and all other documents creating and governing Borrower and any and all amendments thereto have been furnished to Lender. There are no other agreements, oral or written, among any of the members of Borrower relating to Borrower. The Organizational Documents were duly executed and delivered, are in full force and effect, and binding upon and enforceable against each of the respective partners and members, as the case may be, in accordance with their terms. The Organizational Documents constitute the entire understanding among the members of Borrower, and among the members of Sole Member relating to Borrower, or Sole Member, respectively. No breach exists under the Organizational Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time, would constitute a breach under the Organizational Documents.

(e) Enforceability. The Loan Documents are not subject to and Borrower has not asserted any right of rescission, set-off, counterclaim or defense. No consent, approval or authorization of or declaration, registration or filing with any person or entity, including any creditor, partner, Guarantor, member of Borrower, or Governmental Authority, is required in connection with the execution, delivery and performance of the Loan Documents, except for the recordation of the Security Instrument, the filing of UCC Financing Statements, and such consents, approvals, authorizations, declarations or filings where the failure to so obtain would not have an adverse effect on Borrower or such Guarantor or which have been obtained as of any date on which this representation is made or remade. There is no Default or Event of Default hereunder or under any of the other Loan Documents.

(f) Solvency. Neither Borrower, Sole Member nor Guarantor is insolvent and at no time has there ever been any: (i) assignment made for the benefit of the creditors of any of them; (ii) appointment of a receiver for any of them or for the property of any of them; or (iii) bankruptcy, reorganization, or liquidation proceeding instituted by or against any of them. No bankruptcy, insolvency proceedings or liquidation of all or a substantial portion of the Project is pending or contemplated by Borrower or, to the best knowledge of Borrower, against Borrower or by or against any endorser or cosigner of the Note or of any portion of the Indebtedness, or any guarantor or indemnitor under any guaranty or indemnity agreement executed in connection with the Note or the other Loan Documents. In addition, Borrower is not in default under any contract, agreement, instrument or commitment to which it is a party or any obligation or duty under any Permitted Exceptions or REA or any other agreement, contract, instrument or commitment to which the Project is bound. The execution, delivery and compliance with the terms and provisions of the Loan Documents will not (a) violate any provisions of Law or any applicable regulation, order or other decree of any court or governmental entity, or (b) conflict or be inconsistent with, or result in any default under, any of the Borrower’s Organizational Documents or any contract, agreement, instrument or commitment to which Borrower is bound. Borrower has delivered to Lender copies of any agreements (including Leases) between Borrower and any Affiliate related in any way to the Project and any other agreements or documents materially affecting the use and operation of the Project. Borrower is not a party to any contract, agreement or instrument or subject to any restriction which might adversely affect Borrower, the Project, the Guarantor, or any business, properties, operations or condition, financial or otherwise, of the Borrower or Guarantor. No contract, agreement or instrument provides any party with the right to obtain a lien or encumbrance upon the Project superior to the lien of the Security Instrument. All contracts, agreements and instruments affecting the Project entered into from and after the acquisition of the Land by Borrower have been entered into at arms-length in the ordinary course of Borrower’s business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

(g) Condemnation. To the best of Borrower’s and Guarantor’s knowledge, (i) no condemnation of any portion of the Project, (ii) no condemnation or relocation of any roadways abutting or provided access to the Project, and (iii) no proceeding to deny access to the Project from any point or planned point of access to the Project, has commenced or is contemplated or threatened by any Governmental Authority.

(h) Use/Governmental Approvals/Accessibility. The general purpose and use of the Project is as a multi-family apartment project and the contemplated accessory uses do not violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, covenants, conditions and restrictions of record, any REA or other agreements affecting the Project or any part thereof. None of the zoning authorizations, subdivision approvals or variances nor any other right to construct or to use the Project is to any extent dependent upon or related to any real estate other than the Land, except such rights as have been granted pursuant to the easements included in the legal description of the Land (the “Appurtenant Easements”). No building or other improvement encroaches upon any property line, building line, set back line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Project. No portion of the Project is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or as a wetland by any governmental entity having jurisdiction over the Project. All Governmental Approvals required for the operation of the Project have been obtained. All Laws relating to the operation of the Improvements have been complied with and all permits, licenses and intellectual property rights required for the ownership and operation of the Project have been obtained. Pursuant to the applicable Appurtenant Easements, the Project is accessible through fully improved and dedicated roads, accepted for maintenance and public use by public authority having jurisdiction. The Project has adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone facilities, other required public utilities, fire and police protection, and means of access between the Project and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws. The Project includes all property and rights that may be reasonably necessary or desirable to promote the present and any reasonable future beneficial uses and enjoyment thereof. To the best of Borrower’s Knowledge, there are no, nor are there any alleged or asserted, violations of Law, regulations, ordinances, codes, permits, licenses, declarations, covenants, conditions or restrictions of record, or other agreements relating to the Project, or any part thereof. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction (subject to applicable changes to building and fire codes after the date hereof), and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. Other than the Appurtenant Easements, the Project and Improvements do not require any rights over, or restrictions against, other property in order to comply with any Laws, governmental ordinances, orders or requirements.

(i) Brokerage Fees. No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder other than to Mortgage Broker.

(j) Financial Statements. All financial statements and other documents and information previously furnished to Lender by Borrower or Guarantor are true, complete and correct, were prepared in accordance with sound accounting practices applied on a consistent basis, fairly present the financial condition as of the date(s) indicated, and do not fail to state any material fact necessary to make such statements or information not misleading. No Material Adverse Change with respect to Borrower, Guarantor, or the Project has occurred since the respective dates of such statements and information. Neither Borrower nor Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements. No statement of fact made by Borrower or Guarantor in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower or Guarantor that has not been disclosed to Lender which adversely affects, or, as far as Borrower can foresee, might adversely affect, the Project or the business, operations or condition (financial or otherwise) of Borrower or Guarantors. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by the Loan Documents. Since the date of the most recent financial statements delivered to Lender, there has been no materially adverse change in the financial condition, operations or business of Borrower, Guarantor or the Project from that set forth in said financial statements.

(k) Taxes/Assessments. The Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel. There are no unpaid or outstanding real estate or other taxes or assessments on or against the Project or any part thereof, except general real estate taxes not yet due or payable. To Borrower’s and Guarantor’s knowledge, there is no pending or contemplated action pursuant to which any special assessment may be levied against any portion of the Project. Borrower and any general partner or managing member of Borrower, if any, has filed all federal, state and local tax returns required to be filed as of the date hereof and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and any general partner or managing member, if any, as of the date hereof. Borrower and any general partner or managing member, if any, believe that their respective tax returns properly reflect the income and taxes of Borrower and said general partner or managing member, if any, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit. Borrower and the Project are free from any past due obligations for sales and payroll taxes.

(l) Leases. Borrower has not entered into any Leases, subleases or other arrangements for occupancy of space within the Project that are currently in effect other than as set forth on the rent roll attached hereto as Exhibit H, which Borrower certifies is true and correct in all material respects. True, correct and complete copies of Borrower’s form lease and all Leases, as amended, have been delivered to Lender. Except as disclosed to Lender in writing, all Leases are in full force and effect and each Lease constitutes the legal, valid and binding obligation of Borrower and, to the best of Borrower’s Knowledge and belief, is enforceable against the Tenant thereof. Except as disclosed to Lender in writing, to the best of Borrower’s Knowledge, Borrower is not in default under any Lease. Borrower has disclosed to Lender in writing any monetary default, and any material non-monetary default of which Borrower or the property manager has given notice to such Tenant, by any Tenant under any Lease and no notice of termination has been issued under any Lease. No Tenant under any Lease has, as of the date hereof, paid rent more than thirty (30) days in advance, and the rents under such Leases have not been waived, released, or otherwise discharged or compromised. All security deposits required under such Leases have been fully funded and are held by Borrower in a separate segregated account in compliance with applicable Law.

(m) Proper Business Purposes. The proceeds of the Loan shall be used for proper business purposes. The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System and no portion of the proceeds of the Loan shall be used in any manner that would violate such Regulations or otherwise violate the Securities Act of 1933 or the Securities Exchange Act of 1934, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System. Neither Borrower nor Guarantor is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state Law or regulation which purports to restrict or regulate its ability to borrow money.

(n) Foreign Person. Except resulting from Transfers of ownership interests in the Guarantor following the Closing Date, neither Borrower, nor Guarantor, is or will be, and no legal or beneficial interest of Borrower is or will be held, directly or indirectly, by a Foreign Person.

(o) Casualty. There has been no damage or destruction of any part of the Project by fire or other casualty that has not been repaired. Except as part of the routine maintenance, there are presently no existing defects in the Project or any Improvements and no repairs or alterations thereof are reasonably necessary or appropriate.

(p) Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Borrower has obtained the insurance required in the Loan Documents.

(q) REA. All parties to any REA are in compliance with all of the terms thereof and there are no defaults thereunder. Borrower shall not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall enforce, comply with, and cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in the REA.

(r) Management Agreement. The Management Agreement is in full force and effect and to the best of Borrower’s Knowledge, there is no default, breach or violation existing thereunder by any party thereto beyond the expiration of applicable notice and grace periods thereunder and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder. The fee due under the Management Agreement, and the terms and provisions of the Management Agreement, are subordinate to the Security Instrument.

(s) Fraudulent Transfer. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

(t) Low Income Housing Credit. Borrower shall not claim a low income housing credit for the Property under Section 42 of the Internal Revenue Code without Lender’s prior written consent.

(u) SEC Documents; Financial Statements. Guarantor will timely file all SEC reports and related schedules, forms, statements and other documents required to be filed by it pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents (excluding for this purpose the exhibits thereto), at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Guarantor included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Guarantor as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).

(v) No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists or, to the Borrower’s knowledge, is reasonably expected to exist or occur with respect to Guarantor or any of its businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that would be required to be disclosed by Guarantor under applicable securities laws on its SEC Documents and which has not been publicly announced.

(w) Sarbanes-Oxley Act. Guarantor is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(x) Internal Accounting and Disclosure Controls. Guarantor maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Guarantor maintains disclosure controls and procedures (as such term is defined in Rule 13a-15I under the 1934 Act) that are effective in ensuring that information required to be disclosed by Guarantor in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Guarantor in the reports that it files or submits under the 1934 Act is accumulated and communicated to Guarantor’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Guarantor has received any notice or correspondence from any accountant or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of Guarantor.

Borrower shall reaffirm the foregoing representations and warranties in writing, upon Lender’s written request.

ARTICLE 6

CASUALTY AND CONDEMNATION

6.1	Lender’s Election to Apply Insurance Proceeds on Indebtedness.

(a) Borrower shall give Lender prompt written notice of (i) the occurrence of any casualty affecting the Project or any portion thereof, (ii) the institution of any proceedings for eminent domain or for the condemnation of the Project or any portion thereof or (iii) any written notification threatening the institution of any proceedings for eminent domain or for the condemnation of the Project or any portion thereof or any written request to execute a deed in lieu of condemnation affecting the Project or any portion thereof.

All insurance proceeds on the Project, and all causes of action, claims, compensation, awards and recoveries for any damage, condemnation or taking, or any deed in lieu of condemnation, affecting all or any part of the Project or for any damage or injury to it for any loss or diminution in value of the Project, are hereby assigned to and shall be paid to Lender. Lender may participate in any suits or proceedings relating to any such proceeds, causes of action, claims, compensation, awards or recoveries, and Lender is hereby authorized, in its own name or in Borrower’s name, to adjust any loss covered by insurance or any condemnation claim or cause of action, and to settle or compromise any claim or cause of action in connection therewith, and Borrower shall from time to time deliver to Lender any instruments required to permit such participation; provided, however, that, so long as no Default or Event of Default has occurred under this Agreement or any of the other Loan Documents, Lender shall not have the right to participate in the adjustment of any loss which is not in excess of the lesser of (i) one-half percent (.5%) of the then outstanding principal balance of the Note and (ii) $100,000.

(b) Subject to the provisions of Section 6.1(c) below, Lender may elect to collect, retain and apply upon the Indebtedness of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance resulting from any loss at the Project or condemnation or other taking of the Project or a portion thereof (individually and collectively referred to as “Insurance Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges. Any proceeds remaining after repayment of the Indebtedness shall be paid by Lender to Borrower.

(c) Notwithstanding anything in Section 6.1(b) to the contrary, in the event of any casualty to the Improvements or any condemnation of part of the Project, Lender agrees to make available the Insurance Proceeds to restoration of the Improvements if (i) no Default or Event of Default exists under this Agreement or under any of the other Loan Documents, (ii) all Insurance Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Insurance Proceeds available for restoration of the Improvements is sufficient to pay the full and complete costs of such restoration, or if not sufficient, Borrower has deposited with Lender an amount, which together with the amount of the Insurance Proceeds available for restoration of the Improvements, in Lender’s reasonable judgment, will be sufficient to pay the full and complete costs of such restoration, (iv) Project Yield (including any business interruption insurance proceeds) will not decrease by more than one-half of one percent (0.5%) as a result of such casualty or condemnation, (v) in Lender’s sole determination the Loan Amount will not exceed seventy-five percent (75%) of the fair market value of the Project, assuming completion of restoration, (vi) Guarantor reaffirms in writing their obligations under the Limited Joinder, the Environmental Indemnity Agreement and under any other guaranty to Lender, and (vii) in Lender’s reasonable determination, such restoration is likely to be completed not later than three (3) months prior to the Maturity Date.

6.2	Borrower’s Obligation to Rebuild and Use of Insurance Proceeds Therefor.

In case Lender does not elect to apply or does not have the right to apply the Insurance Proceeds to the Indebtedness, as provided in Section 6.1 above, Borrower shall:

(a) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Insurance Proceeds to be deposited with Lender;

(b) In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Insurance Proceeds, deposit with Lender prior to commencement of construction the full amount required to complete construction as aforesaid;

(c) In the event the Insurance Proceeds and the available proceeds of the Loan are insufficient to assure Lender that all contemplated repairs or construction will be completed, promptly deposit with Lender any amount necessary to assure that such contemplated repairs or construction will be completed; and

(d) Promptly proceed with the assumption of construction of the Improvements, including the repair of all damage resulting from any casualty, condemnation or other cause and restoration to its former condition.

Any request by Borrower for a disbursement by Lender of Insurance Proceeds and funds deposited by Borrower shall be treated by Lender as if such request were for a disbursement of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for a disbursement of the Loan.

ARTICLE 7

EVENTS OF DEFAULT AND REMEDIES

7.1	Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a) Failure of Borrower to pay the Indebtedness on or before the Maturity Date or the failure to pay, within five (5) days of the due date, any portion of the Indebtedness or any other payment obligation of Borrower to Lender;

(b) Failure of Borrower to strictly comply with the provisions of Section 2.9(b) (blocked account), Section 4.2(b) (transfers and change of control), Section 4.2(c) (mechanics’ liens and contest thereof), Sections 4.2(d) and (e) (insurance), Section 4.2(l) (no additional encumbrances), Section 4.2(m) (organizational documents), Section 4.2(n) (single purpose entity), and Section 4.2(r) (anti-terrorism and anti-money laundering Laws);

(c) Failure of Borrower for a period of 20 days after the earlier of (i) Borrower’s Knowledge thereof and (ii) written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents not set forth in any of the other subsections of this Section 7.1; provided that if

Lender determines any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said 20 day period, then Borrower shall have an additional 20 day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as (i) Borrower commences such cure within the initial 20 day period and diligently and in good faith pursues such cure to completion within such resulting 40 day period from the date of Lender’s notice, and (ii) the existence of such default will not result in Tenants under Leases constituting, in the aggregate, 10% or more of the Gross Revenue from the Project having the right to terminate their respective Leases due to such default; and provided further that if a different notice or grace period is specified under any other subsection of this Section 7.1 with respect to a particular breach, or if another subsection of this Section 7.1 applies to a particular breach and does not expressly provide for a notice or grace period, the specific provision shall control;

(d) Any material default by Borrower, as lessor, under the terms of any Lease or Leases, which individually or in the aggregate constitutes 10% or more of the Gross Revenue from the Project, following the expiration of any applicable notice and cure period thereunder, provided that if the Lease does not provide a notice and cure period, then the notice and cure period provided in Subsection 7.1(a) will apply to any such monetary default, and the notice and cure period provided in Subsection 7.1(c) will apply to any such non-monetary default (which respective periods shall commence upon written notice of default from Lender or the applicable Tenant, whichever occurs first);

(e) If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or Guarantor is untrue or incorrect in any material respect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as the applicable party cures said breach (i) by the due date provided in Subsection 7.1(a) for a breach that can be cured by the payment of money or (ii) within the cure period provided in Subsection 7.1(c) for any other breach;

(f) A petition under any Chapter of Title 11 of the United States Code or any similar law or regulation is filed by or against Borrower, Sole Member, or Guarantor (and in the case of an involuntary petition in bankruptcy, such petition is not discharged within 60 days of its filing), or a custodian, receiver or trustee for any of the Project is appointed, or Borrower, Sole Member, or Guarantor makes an assignment for the benefit of creditors, or any of them are adjudged insolvent by any state or federal court of competent jurisdiction, or any of them admit their insolvency or inability to pay their debts as they become due or an attachment or execution is levied against any of the Project;

(g) Except as otherwise expressly provided in the Loan Documents, if any of the taxes are not paid when the same are due and payable, unless there is sufficient money in the Property Tax Escrow for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner;

(h) If Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt, other security agreement or any other contract, agreement or instrument covering or related to any part of the Project, whether it be superior or junior in lien to the Security Instrument;

(i) If any federal tax lien is filed against Borrower, Sole Member or the Project and same is not discharged of record within thirty (30) days after same is filed;

(j) If a judgment is filed against the Borrower in excess of $10,000 which is not vacated or discharged within thirty (30) days;

(k) If Borrower abandons all or any portion of the Project;

(l) If any default occurs under any guaranty, indemnity or the other Loan Documents and such default continues after the expiration of applicable grace periods, if any;

(m) If Borrower shall permit any event within its control to occur that would cause any reciprocal easement agreement to terminate without notice or action by any party thereto or would entitle any party to terminate any reciprocal easement agreement and the term thereof by giving notice to Borrower; or any reciprocal easement agreement shall be surrendered, terminated or canceled for any reciprocal easement agreements on or under any circumstance whatsoever except as provided for in such reciprocal easement agreement; or any term of any reciprocal easement agreement shall be modified or supplemented without Lender’s consent; or Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any reciprocal easement agreement or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such reciprocal easement agreement except as provided for in such reciprocal easement agreement;

(n) The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be;

(o) The failure of Guarantor to strictly comply with Section 2 of the Limited Joinder attached hereto; and

(p) Failure of Borrower for a period of 10 days after written notice from Lender, to comply with the provisions of Section 4.2(aa).

7.2	Remedies Conferred Upon Lender.

Lender’s rights, remedies and powers, as provided herein and the other Loan Documents, are cumulative and concurrent, and may be pursued singly, successively or together against Borrower, Guarantor, the security described in the Loan Documents, and any other security given at any time to secure the payment hereof, all at the sole and absolute discretion of Lender, it being the intent hereof that none of such rights, remedies or powers shall be to the exclusion of any other. Additionally, Lender may resort to every other right or remedy available at Law or in equity without first exhausting the rights and remedies contained herein, all in Lender’s sole and absolute discretion. Failure of Lender, for any period of time or on more than one occasion, to exercise its option to accelerate the Maturity Date shall not constitute a waiver of the right to exercise the same at any time during the continued existence of any Event of Default or any subsequent Event of Default. In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional Indebtedness evidenced by the Note and secured by the Security Instrument and the other Loan Documents and shall bear interest at a rate per annum equal to the Interest Rate (or Default Rate following an Event of Default). In addition, at any time after the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies:

(a) Take possession of the Project and do anything that is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the Project to use any portion of the Loan which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Note, to pay, settle or compromise all existing and future bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Project; to execute all applications and certificates in the name of Borrower to prosecute and defend all actions or proceedings in connection with the Improvements or Project; and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b) Declare the Note or the Indebtedness to be immediately due and payable, and further provided that upon the occurrence of any Event of Default under Section 7.1(f) all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower;

(c) Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any Indebtedness under this Agreement which is due and owing to Lender; and

(d) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

ARTICLE 8

LOAN EXPENSE, COSTS AND ADVANCES

8.1	Loan and Administration Expenses.

Borrower unconditionally agrees to pay all costs and expenses of the Loan, and any and all fees owing to or incurred by Lender pursuant to the Loan Documents, and also including (a) all documentation, modification, or workout costs relating to the Loan, (b) all recording, filing and registration fees and charges, mortgage or documentary taxes, UCC searches, title and survey charges, and all fees and disbursements of Lender’s consultants, (c) any costs involved in the disbursement and administration of the Loan, (d) any repair or maintenance costs or payments made to remove or protect against liens, I all expenses of collection and settlement of Insurance Proceeds, including adjusters’ fees and charges, (f) all costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder, (g) if any Default or Event of Default occurs under this Agreement or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs, expenses and advances of Lender incurred in attempting to enforce or collect payment of the Loan or enforce any rights of Lender or Borrower’s obligations hereunder and expenses of Lender incurred (including expenses relating to documentary and expert evidence, publication costs) in attempting to realize, while a Default or Event of Default exists under this Agreement or any of the other Loan Documents, on or protect, preserve or maintain any security or incurred in connection with the sale, disposition (or preparation for sale or disposition) or liquidation of any security for the Loan (including any foreclosure sale, deed in lieu transaction or costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings in connection with the enforcement of this Agreement), and (h) all court costs, collection costs, legal fees and disbursements relating to any of the foregoing (collectively, “Expenses”). All Expenses incurred or advances or payments made by Lender shall be included as additional Indebtedness evidenced by the Note and secured by the Security Instrument and the other Loan Documents bearing interest at the Interest Rate (or Default Rate following an Event of Default) until paid. Lender may require the payment of Expenses as a condition to any disbursement of the Loan. Lender is hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of (or to reimburse Lender for) any Expenses, including disbursements from any Holdback regardless of the purpose of such Holdback. Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify, defend and hold Lender harmless against all claims, liabilities, and Expenses arising in relation to any claim by a broker, finder or similar person.

8.2	Increased Costs.

Borrower agrees to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on or measured by the net income or receipts of Lender or any franchise tax imposed on Lender). Any amount payable by Borrower under this Article 8 shall be paid within five (5) days of receipt by Borrower of a notice by Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. In the event of the enactment after the date hereof of any Law of the state in which the Project is located or of any other governmental entity deducting from the value of the Project for the purpose of taxing any lien or security interest thereon, or imposing upon Lender the payment of the whole or any part of the taxes or assessments or charges or liens herein required to be paid by Borrower, or changing in any way the Laws relating to the taxation of deeds of trust, mortgages or security agreements or debts secured by deeds of trust, mortgages or security agreements or the interest of the beneficiary, mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to adversely affect the Security Instrument or the Indebtedness or Lender, then, and in any such event, Borrower, upon demand by Lender, shall pay such taxes, assessments, charges or liens, or reimburse Lender therefor; provided, however, that if in the opinion of counsel for Lender (a) it might be unlawful to require Borrower to make such payment, or (b) the making of such payment might result in the imposition of interest beyond the maximum amount permitted by Law, then and in either such event, Lender may elect, by notice in writing given to Borrower, to declare all of the Indebtedness to be and become due and payable in full thirty (30) days from the giving of such notice, and, in connection with the payment of such Indebtedness, no prepayment premium or fee shall be due unless, at the time of such payment, an Event of Default or a Default shall have occurred under this Agreement or any of the other Loan Documents, which Default or Event of Default is unrelated to the provisions of this Section 8.2, in which event any applicable prepayment premium or fee in accordance with the terms of the Note shall be due and payable.

8.3	Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of or receipts of Lender or any franchise tax imposed on Lender), duties or other charges from any payment due under the Note, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE 9

ASSIGNMENTS BY LENDER AND DISCLOSURE

9.1	Assignments and Participations.

(a) Lender may from time to time, without the consent of Borrower or Guarantor, sell, transfer, pledge, assign, convey or syndicate the Note (or if there is more than one note, add some of the Notes), the Loan and the Loan Documents (or any interest therein), and any and all servicing rights with respect thereto, and may grant participations in the Loan, delegate its duties and obligations under the Loan and the Loan Documents, split the Loan into multiple parts, or the Note into multiple component notes or tranches or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in rated or unrated public offerings or private placement. In connection with any such sale, transfer, assignment, conveyance, participation, delegation, syndication, splitting or securitization, Lender may, acting for this purpose as an agent of Borrower, maintain at its offices a register for the recordation of the names and addresses of Lender’s participants or assignees, and the amount and terms of Lender’s sales, transfers, assignments, conveyances and participations including specifying any such participant’s or assignee’s entitlement to payments of principal and interest, and any payments made, with respect to each such sale, transfer, assignment, conveyance or participation.

(b) Without limiting the generality of the foregoing or Lender’s other rights under this Agreement or other Loan Documents, Lender in its sole and absolute discretion, shall have the right at any time to require Borrower to execute and deliver “component” notes (including senior and junior notes), which notes may (i) require the holder of each or any of such notes (“Holder”) to make its pro rata or other share of disbursements of the Holdback pursuant to Section 2.2, (ii) be paid in such order of priority as may be designated by Lender, (iii) bear interest at rates different than the Interest Rate, provided that (A) the aggregate principal amount of such “component” notes shall equal the outstanding principal balance of the Loan immediately prior to the creation of such “component” notes, (B) the weighted average interest rate of all such “component” notes shall on the date created equal the Interest Rate which was applicable to the Loan immediately prior to the creation of such “component” notes, (C) the debt service payments on all such “component” notes shall on the date created equal the debt service payments which were required under this Agreement immediately prior to the creation of such component notes and (D) the other terms and provisions of each of the “component” notes shall be otherwise identical in substance and substantially similar in form to the Loan Documents. Borrower, at Lender’s expense shall cooperate with all reasonable requests of Lender in order to establish the “component” notes and shall execute and deliver such documents in addition to the component notes as shall reasonably be required by Lender, including amendments to the Security Instrument, any financing statements or other security documents necessary to evidence the component notes and the appointment of any agent for the Holders under the Co-Lender Agreement (defined below in subsection Section 9.1(d) in connection therewith, all in form and substance reasonably satisfactory to Lender including, without limitation, amendments to the Loan Documents and the severance of security documents if requested. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof.

(c) If at any time the Loan is evidenced by more than one Note, Borrower acknowledges that the obligations of any Holder to make advances or disbursements under any Note or perform any other obligations under this Agreement or the other Loan Documents shall be several and not joint, and the obligations of Borrower to any Holder shall not be reduced, discharged or released as a result of the failure of any other Holder to perform its obligations under this Agreement or the other Loan Documents. Borrower hereby waives any existing or future right of offset, claim or defense against any Holder arising out of the failure of any other Holder to make any disbursements hereunder or perform any other obligations of such Holder under this Agreement or the other Loan Documents.

(d) At the option of Lender, the Loan or any portion thereof may be serviced by Lender, its Affiliate or a servicer selected by Lender (“Servicer”) and Lender may delegate all or any portion of its administrative responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a co-lender and servicing agreement (the “Co-Lender Agreement”) among the Holders and Servicer. Lender will notify Borrower of the appointment of a Servicer, unless the Servicer is Lender. Servicer shall be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents. To the extent provided in the Co-Lender Agreement, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents. The rights and obligations of Holders inter se shall be governed by the Co-Lender Agreement, including the priority of payments. The Co-Lender Agreement may provide that Lender, Servicer or any Holder or custodian appointed by the Holders shall be the agent of the Holders for purposes of holding the collateral for the Loan and enforcing the liens created by the Loan Documents, and Borrower will execute such amendments to the Loan Documents as may be necessary or desirable to effectuate and acknowledge the appointment of such agent. Neither Borrower, Guarantor, any Environmental Indemnitor nor any Person claiming by or through any of the foregoing shall be a third party beneficiary of any agreement referred to in this Section 9.1(d) or have any rights thereof.

9.2	Disclosure of Information and Confidentiality.

Lender shall have the right (but shall be under no obligation) to make available to (a) agents, employees, Affiliates, attorneys, advisors of Lender and any regulator, governmental agency or authority and (b) prospective transferees, participants or purchasers of any interest in the Loan (including any prospective bidder at any foreclosure sale of the Project), any and all information that Lender may have with respect to the Project, Borrower, Guarantor and any Environmental Indemnitor, whether provided by such person or any third party. Lender shall also have the right to disclose any information that Lender may have (i) as required by Law, regulation, rule, request or order, subpoena, judicial order or similar order, and in connection with any litigation, and (ii) as may be required in connection with an examination, audit or similar investigation provided that Lender exercises the same degree of care that it exercises with respect to its own proprietary information to maintain the confidentiality of any confidential information received with respect to the Project, the Borrower, Guarantor and any Environmental Indemnitor. Confidential information shall include only such information identified as such at the time provided to Lender and shall not include information that is Publicly Available or is disclosed to Lender by a third party (including information obtained as a result of any environmental assessments) provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information. Borrower, Guarantor and any Environmental Indemnitor agree that Lender shall have no liability whatsoever as a result of delivering any such information to any third party in accordance with the previous two (2) sentences, and Borrower, Guarantor and any Environmental Indemnitor, on behalf of themselves and their successors and assigns, hereby release and discharge Lender from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party. This provision supersedes any prior confidentiality agreements entered into by Lender with the Borrower, Guarantor and any Environmental Indemnitors.

9.3	Dissemination of Information/Cooperation.

Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any participations and/or securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency rating the Loan, or any participations and/or securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Indebtedness and to Borrower, Sole Member, any managing member or general partner thereof, Guarantor and the Project, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under applicable Law to prohibit such disclosure, including but not limited to any right of privacy. At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower, Sole Member and Guarantor shall use reasonable efforts to provide information not in the possession of the holder of the Note in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by an Investor or other third parties in connection with such sales or transfers.

ARTICLE 10

GENERAL PROVISIONS

10.1	Captions.

The captions and headings of various articles, sections and subsections of this Agreement and the other Loan Documents and the Exhibits and Schedules pertaining thereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of such provisions.

10.2	Waiver of Jury Trial; Waiver of Counterclaims.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER, LENDER AND GUARANTOR EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY CLAIM, CONTROVERSY DISPUTE, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION ANY ACTIONS OR PROCEEDINGS FOR ENFORCEMENT OF THE LOAN DOCUMENTS) AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER, LENDER AND GUARANTOR EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THEM HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, LENDER AND GUARANTOR EACH WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS. BORROWER WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM AGAINST LENDER OR ANY INDEMNIFIED PARTY IN ANY ACTION BROUGHT BY LENDER OR AN INDEMNIFIED PARTY OTHER THAN A COMPULSORY COUNTERCLAIM.

10.3	Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER AND GUARANTOR HEREBY WAIVE ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER AND GUARANTOR IRREVOCABLY (A) SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF CHICAGO, COUNTY OF COOK AND STATE OF ILLINOIS, AND (B) WAIVE ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVE ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVE THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER AND GUARANTOR HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY

PROCEEDING IN ANY ILLINOIS STATE OR UNITED STATES COURT SITTING IN THE CITY OF CHICAGO AND COUNTY OF COOK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER OR, AS APPLICABLE, TO GUARANTOR, AT THE ADDRESS INDICATED BELOW OR AT THE ADDRESS ON THE ATTACHED LIMITED JOINDER (AS APPLICABLE), AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER OR GUARANTOR SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

10.4	Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement and the other Loan Documents shall be governed by, and shall be construed in accordance with, the internal Laws of the State of Illinois, without regard to conflicts of Law principles except as provided in the Security Instrument and except in such cases where the parties have expressly chosen the law of another jurisdiction.

10.5	Lawful Rate of Interest.

In no event whatsoever shall the amount of interest paid or agreed to be paid to Lender pursuant to this Loan Agreement, the Note or any of the Loan Documents exceed the highest lawful rate of interest permissible under applicable Law. If, from any circumstances whatsoever, fulfillment of any provision of this Loan Agreement, the Note and the other Loan Documents shall involve exceeding the lawful rate of interest which a court of competent jurisdiction may deem applicable hereto (“Excess Interest”), then ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such Law and if, for any reason whatsoever, Lender shall receive, as interest, an amount which would be deemed unlawful under such applicable Law, such interest shall be applied to the Loan (whether or not due and payable), and not to the payment of interest, or refunded to Borrower if such Loan has been paid in full. Neither Borrower, nor any Guarantor, endorser or surety nor their heirs, legal representatives, successors or assigns shall have any action against Lender for any damages whatsoever arising out of the payment or collection of any such Excess Interest.

10.6	Modification; Consent.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought. Consent by Lender to any act or omission by Borrower shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Lender’s consent to be obtained in any future or other instance.

10.7	Waivers; Acquiescence or Forbearance Not to Constitute Waiver of Lender’s Requirements.

(a) Borrower for itself and all endorsers, guarantors and sureties and their respective heirs, legal representatives, successors and assigns, (i) waives presentment for payment, demand, notice of nonpayment or dishonor, protest of any dishonor, protest and notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of the Loan; (ii) waives and renounces all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead Laws now provided, or which may hereafter be provided, by the Laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by the Note or this Loan Agreement or as a bar to the enforcement of the lien created by any of the Loan Documents.

(b) Borrower for itself and all endorsers, guarantors and sureties and their respective heirs, legal representatives, successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions of this Loan Agreement, the Note, or any of the other Loan Documents, and to any substitution, exchange or release of the collateral, or any part thereof, with or without substitution, and agrees to the addition or release of Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other person or entity; and (iv) expressly waives the benefit of any statute or rule of Law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) Each and every covenant and condition for the benefit of Lender contained in this Agreement and the other Loan Documents may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds and Lender may at any time after such acquiescence require Borrower to comply with all such requirements. Any forbearance by Lender in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable Law, including any failure to accelerate the Maturity Date shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Note or as a reinstatement of the Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Loan Documents. Lender’s acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Lender shall not be a waiver of Lender’s right to accelerate the maturity of the Loan, nor shall Lender’s receipt of any awards, proceeds, or damages under Article 6 of this Agreement operate to cure or waive Borrower’s or Guarantor’s default in payment of sums secured by any of the Loan Documents.

10.8	Disclaimer by Lender; No Third Party Beneficiaries.

This Agreement and the other Loan Documents are made for the sole benefit of Borrower and Lender, and no other Person or Persons (including any direct or indirect owner in Borrower) shall have any benefits, rights or remedies under or by reason of this Agreement or the other Loan Documents, or by reason of any inaction or actions taken by Lender pursuant to this Agreement or the other Loan Documents. Lender shall not be liable to any contractor, subcontractor, supplier, architect, engineer, Tenant or other party for labor or services performed or materials supplied in connection with the Project. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party (including any investors of Borrower) to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Project. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Lender in connection with such matters is for the protection of Lender only, and neither Borrower nor any third party is entitled to rely thereon.

10.9	Partial Invalidity; Severability.

If any of the provisions of this Agreement or the other Loan Documents, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the other Loan Documents, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law and to this end, the provisions of this Agreement and all the other Loan Documents are declared to be severable. All covenants and agreements of Borrower, Guarantor and the Environmental Indemnitors shall be joint and several.

10.10	Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

10.11	Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.12	Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower or Guarantor to Lender, embody the entire agreement between Lender and such party and supersede all prior commitments, agreements, representations, and understandings, written or oral, relating to the subject matter hereof or thereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

10.13	Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary, special, indirect, incidental or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower for itself and its Guarantor waives all claims for punitive, exemplary, special, indirect, incidental or consequential damages.

10.14	Claims Against Lender.

Lender shall not be in breach under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure such breach, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged breach by Lender as to which Borrower does not give such notice timely as aforesaid. All payments required to be made by Borrower, Guarantor and Environmental Indemnitors under the Loan Documents shall be made without set-off, counterclaim or defense. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan. No Guarantor or Tenant is intended to have any rights as a third-party beneficiary of the provisions of this Section 10.14.

10.15	Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender (or its Affiliates).

10.16	Relationship.

The relationship between Lender and Borrower shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Lender to Borrower or any other party.

10.17	Agents.

In exercising any rights under the Loan Documents or taking any actions provided for therein, Lender may act through its employees, agents or independent contractors as authorized by Lender.

10.18	Interpretation.

With respect to all Loan Documents, whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations and duties. It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions. No listing of specific instances, items or matters in any way limits the scope or generality of any language in the Loan Documents. This Agreement and all of the other Loan Documents shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties. The term “Lender” shall mean Lender and its successors and assigns, and subject to the applicable Co-Lender Agreement, each Holder.

10.19	Successors and Assigns.

Subject to the restrictions on transfer and assignment contained in Section 4.2(b) of this Agreement, this Agreement and the other Loan Documents shall inure to the benefit of and shall be binding on Lender, Borrower and Guarantor(s) and their respective heirs, successors and permitted assigns.

10.20	Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement and the other Loan Documents and the performance of each of the covenants and agreements contained herein and therein.

10.21	Notices.

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing; (c) if by any reliable overnight courier service, on the next Business Day after delivered to such courier service; or (d) if by telecopier on the day of transmission if before 3:00 p.m. (Chicago time) on a Business Day so long as copy is sent on the same day by overnight courier in each case to the address set forth below:

If to Borrower:
Millenia 700, LLC
19950 W. Country Club Drive, Suite 800
Aventura, Florida 33180
Attention:	Collin Ross
Telephone:	786-248-6019
Facsimile:	786-248-3679

With a copy to:

Shutts and Bowen LLP
300 South Orange Avenue, Suite 1000
Orlando, Florida 32801
Attention:	Jennifer Slone Tobin
Telephone:	407-835-6960
Facsimile:	407-849-7244

If to Lender:

NXT Capital, LLC, a Delaware limited liability company
191 North Wacker Drive, Suite 1200
Chicago, Illinois 60606-1615
Attention:	Timothy R. Verrilli, Managing Director
Telephone:	312-450-8050
Facsimile:	312-450-8100

With a copy to:

NXT Capital, LLC, a Delaware limited liability company
191 North Wacker Drive, Suite 1200
Chicago, Illinois 60606-1615
Attention:	Bruce Frank, General Counsel
Telephone:	312-450-8181
Facsimile:	312-450-8100

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice. Any notice or demand delivered to the person or entity named above to accept notices and demands for such party shall constitute notice or demand duly delivered to such party, even if delivery is refused.

10.22	Advertisement/Publicity.

(a) Borrower and Guarantor hereby authorize Lender to publish the names of such Borrower and Guarantor, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under the Loan, and the total amount of the Indebtedness evidenced hereby in any “tombstone”, comparable advertisement or press release which Lender elects to submit for publication. Without limitation of the foregoing, Borrower hereby approves the press release attached hereto as Schedule II.

(b) Borrower shall not directly or indirectly publish, disclose or otherwise use in any advertising or promotional material, or press release or interview, the name, logo or any trademark of Lender, or any of its Affiliates.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto caused this Loan Agreement to be executed as of the date first set forth above.

BORROWER:

MILLENIA 700, LLC, a Florida limited liability company

By:	Trade Street Operating Partnership, LP, a Delaware limited partnership, its sole member

	By:	Trade Street OP GP, LLC, a Delaware limited liability company, its general partner

		By:	Trade Street Residential, Inc., a Maryland corporation, formerly known as Feldman Mall Properties, Inc., its sole member

			By:	/s/ Bert Lopez
			Name:	Bert Lopez
			Its:	COO/CFO

Signature Page to Loan Agreement

LENDER:

NXT CAPITAL, LLC, a Delaware limited liability company

By:	/s/ Angela M. Fabus
Name:	Angela M. Fabus
Title:	Vice President

Signature Page to Loan Agreement

LIMITED JOINDER

In order to induce Lender to make the Loan, the undersigned Guarantor has agreed to enter into this Limited Joinder in connection with that certain Loan Agreement (as amended, modified, restated, extended, waived, supplemented or replaced from time to time, the “Loan Agreement”) dated December 3, 2012 between MILLENIA 700, LLC, a Florida limited liability company (together with its successors and permitted assigns, “Borrower”), and NXT CAPITAL, LLC, a Delaware limited liability company (collectively, with its successors and assigns, “Lender”). (All capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.) Guarantor (together with its successors and assigns, “Guarantor”) acknowledges that without this Limited Joinder, Lender would be unwilling to make the Loan. NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees and covenants as follows:

1. Retained Liabilities. Except for the Retained Liabilities (defined below) and the obligations, if any, of Guarantor under any separate guaranty provided to Lender in connection with the Loan, Guarantor shall not be personally liable to pay the Loan, or any other amount due, or to perform any obligation, under the Loan Documents, and Lender agrees to look solely to all revenue and assets of Borrower, the Project and any other collateral heretofore, now, or hereafter pledged by any party to secure the Loan. The obligations of Guarantor hereunder are separate and independent obligations and are not secured by the grant or pledge by Borrower pursuant to the Security Instrument. This Limited Joinder is a guaranty of full and complete payment and performance and not of collectability. Guarantor shall be personally liable for the following (the “Retained Liabilities”):

(a) All losses, damages, causes of actions, suits and Expenses incurred by Lender or any Affiliate or agent thereof as a result of (i) any failure to apply any portion of the Gross Revenues from the Project to the Loan as required per the Loan Agreement or to customary operating expenses of the Project, (ii) misapplication, misappropriation or conversion of any rents, proceeds or funds deriving from (A) the Project, (B) any insurance proceeds paid by reason of any loss, damage or destruction to the Project; and/or (C) any awards or amounts received in connection with condemnation of all or a portion of the Project, (iii) material misrepresentation, (iv) fraud, (v) any material waste or abandonment of the Project, (vi) failure to keep the Project insured in accordance with the terms of the Loan Documents, (vii) any fees paid to Guarantor or any Affiliate after any Default or Event of Default under this Agreement or any of the other Loan Documents, (viii) failure of Environmental Indemnitors or any other indemnitor or guarantor to comply with the covenants, obligations, liabilities, warranties and representations contained in the Environmental Indemnity Agreement or otherwise pertaining to environmental matters and (ix) any claim against Lender by any Depository Bank unless such claim is solely the result of Lender’s gross negligence or willful misconduct.

(b) Repayment of all Indebtedness in the event of (i) any Event of Default under the Loan Agreement arising from any breach of any of the following covenants of the

Loan Agreement in (A) Section 4.2(b) (i) (transfers and change of control), (B) Section 4.2(b) (ii) (transfers prohibited by ERISA), (C) Section 4.2(l) (no additional encumbrances), or (D) Section 4.2(n) (single purpose entity), (ii) the filing by Borrower or Sole Member of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership Laws or any assignment for the benefit of creditors made by Borrower or Sole Member, or (iii) any Involuntary Borrower Bankruptcy which is solicited, procured, consented to or acquiesced in by any Borrower Party or any Affiliate of any of them.

(c) All actual out-of-pocket expenses (including reasonably attorney’s fees) incurred by Lender or any Affiliate or agent thereof in connection with causing compliance with the provisions of Section 4.2(aa) of the Loan Agreement; provided, however, that Guarantor’s liability under this subsection (c) shall be limited to $500,000.

(d) All attorney’s fees, costs and expenses incurred in connection with (i) the enforcement of, or collection of amounts due under, this Limited Joinder or the Environmental Indemnity Agreement or (ii) any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Limited Joinder or the Environmental Indemnity Agreement (all of which are referred to herein as “Enforcement Costs”), regardless of whether all or a portion of such Enforcement Costs are incurred in a single proceeding brought to enforce this Limited Joinder and the Environmental Indemnity Agreement as well as the other Loan Documents.

The liability of Guarantor shall be direct and immediate as a primary and not a secondary obligation or liability, and is not conditional or contingent upon the pursuit of any remedies against Borrower, or any other Guarantor or any other person, or against any collateral or liens held by Lender. The foregoing shall in no way limit or impair the enforcement against the Borrower, Project or any other collateral security granted by the Loan Documents of any of the Lender’s rights and remedies pursuant to the Loan Documents.

2. Net Worth. Until all of the Indebtedness have been paid in full, Guarantor (i) shall maintain a Net Worth in excess of $1,000,000 (ii) shall not sell, pledge, mortgage or otherwise transfer any of its assets, or any interest therein, on terms materially less favorable than would be obtained in an arms-length transaction and (iii) shall deliver to Lender, concurrently with the delivery of each quarterly or annual financial statement required to be delivered by Guarantor hereunder, a certificate of the chief financial officer of Guarantor setting forth in reasonable detail Guarantor’s Net Worth, based on such financial statement. If requested, Guarantor shall provide Lender with additional written evidence reasonably satisfactory to Lender of such Net Worth.

3. Waivers. To the fullest extent permitted by applicable Law, Guarantor waives all rights and defenses of sureties, guarantors, accommodation parties and/or co-makers and agrees that its obligations under this Joinder shall be direct, primary, absolute and unconditional and that its obligations under this Joinder shall be unaffected by any of such rights or defenses, including:

(a) Any rights which it may have to require that (i) Lender first proceed against Borrower, or any other person or entity with respect to the Retained Liabilities; or (ii) Lender first proceed against any collateral held by Lender; or (iii) any party to be joined in any proceeding to enforce the Retained Liabilities;

(b) The incapacity, lack of authority, death or disability of Borrower, Guarantor or any other person or entity;

(c) The failure of Lender to commence an action against Borrower or any other person or entity or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy whatsoever at any time;

(d) Any duty on the part of Lender to disclose to Guarantor any facts it may now or hereafter know regarding Borrower regardless of whether Lender has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor, Guarantor acknowledging that it is fully responsible for being and keeping informed of the financial condition and affairs of Borrower;

(e) Lack of notice of default, demand of performance or notice of acceleration to Borrower, any other person or entity with respect to the Loan or the Retained Liabilities;

(f) The consideration for this Limited Joinder;

(g) Any acts or omissions of Lender which vary, increase or decrease the risk on Guarantor;

(h) Any statute of limitations affecting the liability of Guarantor hereunder, the liability of Borrower or Guarantor, or the enforcement hereof, to the extent permitted by Law;

(i) The application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lender or intended or understood by Lender or Guarantor;

(j) An election of remedies by Lender, including any election to proceed against any collateral by judicial or non-judicial foreclosure, whether real property or personal property, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, and whether or not any such election of remedies destroys or otherwise impairs the subrogation rights of Guarantor or the rights of Guarantor to proceed against Borrower or Guarantor for reimbursement, or both;

(k) Any statute or rule of Law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a principal;

(l) Any rights to enforce any remedy which Lender may have against Borrower, any rights to participate in any security for the Loan and any rights of indemnity, reimbursement, contribution or subrogation which Guarantor may have against Borrower or any other person;

(m) Lender’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b) (2) of the Federal Bankruptcy Code or any successor statute; and

(n) Any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code.

4. Consents and Releases. Guarantor hereby consents and agrees that Lender may at any time, and from time to time, without notice to or further consent from Guarantor and either with or without consideration do any one or more of the following, all without affecting the agreements contained herein or the liability of Guarantor for the Retained Liabilities: (a) surrender without substitution any property or other collateral of any kind or nature whatsoever held by it, or by any person, firm or corporation on its behalf or for its account, securing the Loan or the Retained Liabilities; (b) modify the terms of any document evidencing, securing or setting forth the terms of the Loan; (c) grant releases, compromises and indulgences with respect to the Loan or the Retained Liabilities or any persons or entities now or hereafter liable thereon; (d) take or fail to take any action of any type whatsoever with respect to the Loan or the Retained Liabilities; or I release any other Guarantor hereunder. To the maximum extent permitted by Law, Guarantor knowingly, voluntarily and intentionally agrees to be bound, just as Borrower is bound, by the provisions of Article 3 of the Loan Agreement (solely with respect to providing financial information with respect to itself) and Article 10 of the Loan Agreement, including the waiver of the right to a trial by jury in Section 10.2, and the consents to jurisdiction and the governing law of Illinois set forth in Sections 10.3, and 10.4, respectively and any other term or provision of the Loan Documents expressly requiring Guarantor’s compliance therewith.

5. Last Dollar. Unless otherwise elected by Lender in its sole discretion, any recovery by Lender with respect to the obligations under any Loan Document or otherwise (other than from Guarantor pursuant to this Limited Joinder) (including, without limitation, the amount of any credit bid successfully made by Lender or any credit to Borrower in any deed-in-lieu of foreclosure or similar transaction) shall be applied in the following order. (i) first, to the discharge of that portion of the obligations under the Loan Documents which is not guaranteed by Guarantor pursuant to this Limited Joinder; and (ii) second, to the discharge of the remaining portion of such obligations.

Executed as of December 3, 2012.

GUARANTOR:

TRADE STREET RESIDENTIAL, INC., a Maryland corporation, formerly known as Feldman Mall Properties, Inc.

By:	/s/ Bert Lopez
Name:	Bert Lopez
Its:	COO/CFO

Signature Page to Joinder

EXHIBIT A

PHASE 2 PROPERTY

A PARCEL OF LAND LOCATED IN SECTION 17, TOWNSHIP 23 SOUTH, RANGE 29 EAST, CITY OF ORLANDO, ORANGE COUNTY, FLORIDA, BEING A PORTION OF LOT 7, MILLENIA UNIT I, ACCORDING TO THE PLAT THEREOF RECORDED IN PLAT BOOK 44, PAGES 108-110 OF THE PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGIN AT THE SOUTHEAST CORNER OF LOT 1, THE MALL AT MILLENIA, ACCORDING TO THE PLAT THEREOF RECORDED IN PLAT BOOK 51, PAGES 150-152 OF THE PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA; THENCE WITH THE EAST LINE OF SAID LOT 1, THE FOLLOWING THREE (3) COURSES: 1) N13°11'48"W, A DISTANCE OF 773.55 FEET TO A POINT OF CURVATURE; 2) NORTHWESTERLY WITH THE ARC OF A CURVE TO THE LEFT (SAID CURVE HAVING A RADIUS OF 40.00 FEET, A CENTRAL ANGLE OF 32°55'46" AND A CHORD BEARING AND DISTANCE OF N29°39'41"W, 22.67 FEET) FOR AN ARC DISTANCE OF 22.99 FEET; 3) N13°33'32"E, A DISTANCE OF 37.08 FEET TO THE CENTERLINE OF EASTGATE DRIVE (A VARIABLE-WIDTH PRIVATE ACCESS EASEMENT); THENCE WITH SAID CENTERLINE THE FOLLOWING TWO (2) COURSES: 1) S76°26'28"E, A DISTANCE OF 393.97 FEET TO A POINT OF CURVATURE; 2) SOUTHEASTERLY WITH THE ARC OF A CURVE TO THE LEFT (SAID CURVE HAVING A RADIUS OF 269.00 FEET, A CENTRAL ANGLE OF 9°20'18" AND A CHORD BEARING AND DISTANCE OF S81°06'37"E, 43.79 FEET) FOR AN ARC DISTANCE OF 43.84 FEET; THENCE THROUGH SAID LOT 7, S13°11'42"E, A DISTANCE OF 597.86 FEET TO THE NORTH LINE OF TRACT E OF SAID MILLENIA UNIT I; THENCE WITH SAID NORTH LINE, THE FOLLOWING THREE (3) COURSES: 1) S57°32'21"W, A DISTANCE OF 81.13 FEET TO A POINT OF CURVATURE; 2) SOUTHWESTERLY WITH THE ARC OF A CURVE TO THE RIGHT (SAID CURVE HAVING A RADIUS OF 539.00 FEET, A CENTRAL ANGLE OF 32°41'09" AND A CHORD BEARING AND DISTANCE OF S73°52'56"W, 303.33 FEET) FOR AN ARC DISTANCE OF 307.49 FEET TO A POINT OF TANGENCY; 3) N89°46'31"W, A DISTANCE OF 23.74 FEET TO THE POINT OF BEGINNING.

EXHIBIT B

RESERVED

EXHIBIT C

RESERVED

EXHIBIT D

RESERVED

EXHIBIT F

LITIGATION

None.

EXHIBIT G

ORGANIZATIONAL CHART

See attached.

EXHIBIT H

RENT ROLL

See Attached.

EXHIBIT I

LEGAL DESCRIPTION OF LAND

A PARCEL OF LAND LOCATED IN SECTION 17, TOWNSHIP 23 SOUTH, RANGE 29 EAST, CITY OF ORLANDO, ORANGE COUNTY, FLORIDA, BEING LOT 6 AND A PORTION OF LOT 7, MILLENIA UNIT I, ACCORDING TO THE PLAT THEREOF RECORDED IN PLAT BOOK 44, PAGES 108-110 OF THE PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGIN AT THE NORTHWEST CORNER OF LOT 5 OF SAID MILLENIA UNIT I; THENCE WITH THE WEST LINE OF SAID LOT 5, S32°26'28"E, A DISTANCE OF 510.98 FEET TO THE NORTHEAST CORNER OF TRACT E OF SAID MILLENIA UNIT I; THENCE WITH THE NORTH LINE OF SAID TRACT E, S57°32'21"W, A DISTANCE OF 746.08 FEET; THENCE THROUGH SAID LOT 7, N13°11'42"W, A DISTANCE OF 597.86 FEET TO THE CENTERLINE OF EASTGATE DRIVE (A VARIABLE-WIDTH PRIVATE ACCESS EASEMENT); THENCE WITH SAID CENTERLINE, NORTHEASTERLY WITH THE ARC OF A NON-TANGENT CURVE TO THE LEFT (SAID CURVE HAVING A RADIUS OF 269.00 FEET, A CENTRAL ANGLE OF 36°39'42" AND A CHORD BEARING AND DISTANCE OF N75°53'23"E, 169.20 FEET) FOR AN ARC DISTANCE OF 172.12 FEET; THENCE CONTINUE WITH SAID CENTERLINE, N57°33'32"E, A DISTANCE OF 388.39 FEET TO THE POINT OF BEGINNING.

TOGETHER WITH, ALL EASEMENT RIGHTS AND PRIVILEGES INURING TO THE BENEFIT OF THE AFOREDESCRIBED PROPERTY CREATED BY THE FOLLOWING EASEMENTS:

1. MILLENIA DECLARATION OF EASEMENTS, COVENANTS AND RESTRICTIONS RECORDED DECEMBER 18, 1998 IN OFFICIAL RECORDS BOOK 5641, PAGE 1790; AND AS AMENDED BY A FIRST AMENDMENT DATED OCTOBER 30, 2000 IN OFFICIAL RECORDS BOOK 6118, PAGE 3864, PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

2. MILLENIA UNIT I DECLARATION OF EASEMENTS, COVENANTS AND RESTRICTIONS RECORDED OCTOBER 30, 2000 IN OFFICIAL RECORDS BOOK 6118, PAGE 3870, PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

3. UTILITY EASEMENT RECORDED MAY 30, 2001 IN OFFICIAL RECORDS BOOK 6268, PAGE 6610, PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

4. MILLENIA UNIT I - LOT 5 DECLARATION OF EASEMENTS, COVENANTS AND RESTRICTIONS RECORDED OCTOBER 18, 2001 IN OFFICIAL RECORDS BOOK 6372, PAGE 5323, PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

(continued on following page)

5. ACCESS EASEMENT AGREEMENT RECORDED DECEMBER 20, 2007 IN OFFICIAL RECORDS BOOK 9540, PAGE 4660, PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

6. UNDERGROUND UTILITY EASEMENT RECORDED DECEMBER 21, 2007 IN OFFICIAL RECORDS BOOK 9542, PAGE 1711, PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

7. UNDERGROUND UTILITY EASEMENT RECORDED JUNE 22, 2011 IN OFFICIAL RECORDS BOOK 10230, PAGE 3357, PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

8. DECLARATION AND GRANT OF UNDERGROUND UTILITY EASEMENT RECORDED JUNE 22, 2011 IN OFFICIAL RECORDS BOOK 10230, PAGE 3369, PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.”

SCHEDULE I

DEFINITIONS

Defined Terms.

Accrued Interest: Interest computed on the outstanding principal balance of the Loan at the Interest Rate monthly in arrears.

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner, or any such person’s immediate family members, direct ancestors or descendants.

Agreement: This Loan Agreement.

Anti-Terrorism and Anti-Money Laundering Laws: (a) all applicable Laws, regulations, executive orders and government guidance on the prevention and detection of money laundering (including 18 U.S.C. §§ 1956, 1957 and 1960), drug trafficking, terrorist-related activities, or financial or other fraud, and any predicate crimes to such Laws; (b) the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq. and 12 U.S.C. §§1818(s), 1829(b) and 1951-1959) and its implementing regulations; and (c) all regulations and any other requirements of any governmental authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate drug trafficking, terrorist acts and acts of war.

Appraisal: An appraisal of the Project performed in accordance with FIRREA and Lender’s appraisal requirements by an independent appraiser licensed in the state in which the Project is located and selected and retained by Lender. Borrower may provide to Lender a copy of any FIRREA appraisal prepared for another lender within the past three (3) months. Lender may, in its sole and absolute discretion: (a) accept such appraisal; (b) request an update of such appraisal; and (c) retain a state licensed appraiser to perform a new appraisal.

Approval: As such term is defined in Section 4.2(aa).

Appurtenant Easements: As such term is defined in Section 5.1(h).

Authorized Representative: Bert Lopez.

Base Rate: For each calendar month in the Loan term, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate of interest per annum which is identified and normally published as the “One Month London Interbank Offered Rate” in the Money Rates page of the Market Data section of The Wall Street

Schedule I

Journal online (http://online.wsj.com) (“LIBOR”) for the Business Day which is two Business Days prior to the first calendar day of such month. If The Wall Street Journal does not publish the LIBOR, or Lender determines in good faith that the rate published in the Money Rates section of The Wall Street Journal for a one month or thirty (30) day period does not accurately reflect the “London Interbank Offered Rate” available to Lender for a one month or thirty (30) day period, or if such rate no longer exists, Lender may select a replacement rate or replacement source.

Bank Account Control Agreement: That certain Control Agreement for Deposit Accounts by and among Lender and Regions Bank, an Alabama corporation, dated as of even date herewith, as amended, modified, restated, extended, supplemented or replaced from time to time.

Bankruptcy Code: Means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder

Blocked Account: An account subject to the Bank Account Control Agreement

Blocked Person: Any person or entity (i) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224; (ii) acting on behalf of a person or entity subject to Executive Order No. 13224; (iii) with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Ant-Terrorism and Anti-Money Laundering Law; (iv) that threatens or conspires to commit or support “terrorism” as defined in Executive Order No. 13224; or (v) that is named a “specially designated national” or “blocked person” on the most current list published by the U.S. Department of Treasury Office of Foreign Assets Control or other similar list.

Borrower: Millenia 700, LLC, a Florida limited liability company, together with its successors and permitted assigns.

Borrower Party and Borrower Parties: Individually or collectively, the Borrower, Sole Member, Michael Baumann and Guarantor.

Borrower’s Knowledge: The actual knowledge, after reasonable inquiry, of Borrower, Sole Member, Michael Baumann, Guarantor, each controlling shareholder, individual general partner or managing member of Sole Member, and each individual officer, employee or representative of Borrower or Guarantor or Property Manager who exercises supervisory authority or has supervisory responsibilities with respect to the Project.

Borrower’s Principal Place of Business: 19950 W. Country Club Drive, Suite 800, Aventura, Florida 33180.

Business Day: A day of the year on which banks are not required or authorized to close in Chicago, Illinois.

Schedule I

Closing Date: The date of the disbursement of the Initial Funding Amount of the Loan.

Closing Checklist: The list of items prepared, from time to time, by Lender that includes various pre-closing prerequisites to fund the Loan.

Co-Lender Agreement: As such term is defined in Section 9.1(d).

Collateral Assignment of Management Agreement: That certain Collateral Assignment of Management Agreement and Waiver of Property Management and Broker’s Liens of even date herewith by and between Borrower, Lender and Property Manager, as amended, modified, restated, extended, supplemented or replaced from time to time.

Contribution Agreement: That certain Contribution Agreement by and among Guarantor, Trade Street Partnership, Sole Member and BREF/BUSF Millenia Assocation, LLC, a Delaware limited liability company, relating to the membership interest in Borrower.

Control(s) or Controlled: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through ownership of 10% or more of the outstanding voting securities in such entity, by contract or otherwise.

Declaration of Easements: As such term is defined in Section 4.2(aa).

Default or default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: The rate per annum equal to five percentage (5%) points (500 basis points) in excess of the Interest Rate otherwise applicable on each outstanding disbursement of the Loan, but shall not at any time exceed the highest rate permitted by Law.

Depository Bank: Regions Bank, an Alabama corporation.

Derivative Obligations: All obligations of Borrower under any Interest Rate Agreement.

Development: As such term is defined in Section 4.2(aa).

Disbursement Processing Fee: A $500 fee payable to Lender for each disbursement of proceeds from the Property Tax Escrow and Insurance Escrow.

Eligible Expenses: The ordinary and necessary operating expenses of the Project during the applicable month which are either consistent with the operating budget approved by Lender or otherwise reasonably incurred in the ordinary course of Borrower’s business, excluding any expenses paid to Borrower or any Affiliate of Borrower, unless expressly permitted by Lender.

Schedule I

Environmental Indemnitors: Individually, Borrower and Guarantor, collectively referred to as “Environmental Indemnitors”.

Environmental Indemnity Agreement: That certain Environmental Indemnity Agreement of even date herewith, executed by Environmental Indemnitors in favor of Lender, as amended, modified, restated, extended, supplemented or replaced from time to time.

Environmental Proceedings: Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Project.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Estoppel Letter: A written statement from Borrower setting forth the sums then owing under the Loan Documents according to Borrower’s books and records and any right of set-off, counterclaim or other defense that exists against such sums, and Borrower’s obligations under the Loan Documents.

Event of Default: As such term is defined in Section 8.1.

Excess Cash Flow: For any period means, all revenues of Borrower, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Project during such period including rents, lease termination fees, expense reimbursements, interest income and forfeited security and other deposits for such period less (1) the actual, customary and reasonable expenses in connection with operating the Project actually paid during such period including a management fee (in accordance with the property management agreement), real estate taxes (in accordance with the monthly real estate tax escrow), insurance (in accordance with the monthly insurance escrow), and deposits made into reserves approved by Lender or required by the Loan Documents (provided, however, that amounts included in such reserves shall not also be included as an expense upon disbursement from such reserves) excluding: (A) any loan proceeds, (B) proceeds or payments under insurance policies (but including proceeds of business interruption insurance); (C) condemnation proceeds; (D) any security deposits received from tenants in the Project, unless and until the same are applied to rent or other obligations in accordance with the tenant’s Lease; and (E) any other extraordinary items approved by Lender, in its sole and absolute discretion and (2) the current principal and interest payments accrued or paid on the Loan for such period.

Excess Interest: As such term is defined in Section 10.5.

Exit Fee: an exit fee equal to $174,750.

Schedule I

Expenses: As such term is defined in Section 8.1.

Extension Option: As such term is defined in Section 2.4.

Extension Term: As such term is defined in Section 2.4.

FIRREA: The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

Foreign Person: Any “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of the Internal Revenue Code Sections 897, 1445 or 7701, the Foreign Investments in Real Property Tax Act of 1980, the International Investment and Trade Services Survey Act, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

GAAP: Generally accepted accounting principles, consistently applied.

Governmental Approvals: Collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority to construct, improve, own or operate the Project.

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Gross Revenues: All rents, revenues and other income, from whatever source, including, lease termination fees, returns of deposits and any other ordinary or extraordinary revenues or income generated from or relating to the ownership, leasing, management, maintenance or operation of the Project.

Guarantor: Trade Street Residential, Inc., a Maryland corporation, formerly known as Feldman Mall Properties, Inc., and any other person or entity who, or which from time to time, is liable for all or any portion of Borrower’s obligations under the Loan Documents, together with its heirs, successors and permitted assigns.

Hazardous Material: Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials, microbial matter, biological toxins, mycotoxins, mold or mold spores or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Project or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including

Schedule I

the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority. Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof.

Holder: As such term is defined in Section 9.1(b).

Improvements: All improvements currently located on or under the Land or subsequently constructed on or under the Land generally consisting of 8 residential buildings containing in the aggregate approximately 282,806 rentable square feet of space in the Project and 1 parking structure containing approximately 541 parking spaces. The general purpose and use of the Project is as a multi-family apartment project.

Include or including: Including, but not limited to.

Indebtedness: Collectively, as of any date of determination, all indebtedness of Borrower to Lender under the Loan Documents, including, the outstanding principal balance of the Loan, Accrued Interest, unpaid fees (including the Exit Fee), Minimum Interest Recovery, unpaid Expenses, and any Derivative Obligations, as each of the same is amended, modified, restated, extended, waived, supplemented or replace from time to time.

Indemnified Party: As such term is defined in Section 4.2(k).

Initial Funding Amount: A portion of the Loan equal to Thirty-Four Million Seven Hundred Thousand and 00/100 Dollars ($34,700,000).

Insurance Escrow: As such term is defined in Section 4.2(e).

Insurance Proceeds: As such term is defined in Section 7.1(a).

Interest Rate: A rate equal to a floating rate per annum equal to the aggregate of four and three-quarters percent (4.75%) plus the Base Rate , but in no event shall the Interest Rate be lower than five and three-quarters percent (5.75%). Interest shall be calculated based on 360 day year and charged for the actual number of days elapsed.

Interest Rate Agreement: Any agreement (including any ISDA Master Agreement) between Borrower and Lender or any of its Affiliates (or their assignee) evidencing any interest rate, swap, cap, collar, floor or other financing agreement or arrangement the value of which is dependent upon interest rates.

Interest Reserve: A portion of the Loan equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

Schedule I

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

Involuntary Borrower Bankruptcy: means any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which Borrower or Sole Member is a debtor or all or any portion of the Project or any of Sole Member’s assets is property of the estate therein

Land: The approximately 7.38 acre parcel of land located at 4150 Eastgate Drive in the City of Orlando, County of Orange, State of Florida, commonly known as “Estates at Millenia” and which is legally described on Exhibit I attached hereto.

Late Charge: As such term is defined in Section 2.8.

Laws: Collectively, all federal, state and local Laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or presidential authority in the applicable jurisdiction.

Leases: The collective reference to all leases, subleases and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto approved in writing by Lender.

Lender: NXT Capital, LLC, a Delaware limited liability company, together with its successors and assigns.

Lender’s Address: 191 North Wacker Drive, Chicago, Illinois 60606, Attention: Timothy R. Verrilli. Facsimile No. (312) 450-8100.

Lender’s Consultant: An independent consulting architect, inspector, and/or engineer designated by Lender in Lender’s sole and absolute discretion.

Lender’s Counsel: Goldberg Kohn Ltd., Jami L. Brodey, Esq.

Lender’s Counsel’s Address: 55 East Monroe Street, Suite 3300, Chicago, Illinois 60603. Facsimile No. (312) 332-2196.

LIBOR: As such term is defined in the definition of Base Rate in this Schedule I.

Loan: The loan made pursuant to this Agreement for refinancing the Project.

Loan Amount: Thirty-Four Million Nine Hundred Fifty Thousand and No/100ths Dollars ($34,950,000.00).

Loan Application: That certain Loan Application accepted by Guarantor on November 7, 2012.

Schedule I

Loan Documents: The collective reference to this Agreement, the Limited Joinder attached to this Agreement, the Note, the Security Instrument, Collateral Assignment of Management Agreement, Bank Account Control Agreement, Environmental Indemnity Agreement, and any other documents, agreements, certificates or instruments evidencing or securing or which guaranty the obligations of the Loan or executed in connection therewith, as each of the foregoing is amended, modified, restated, extended, supplemented or replaced from time to time.

Loan Fee: An amount equal to $349,950.

Loan Year: The period from the Closing Date through the last day of the same month in the following year and thereafter each successive 12 month period.

Management Agreement: That certain Management Agreement dated as of even date herewith by and between Borrower and Property Manager, as amended modified, restated, extended, supplemented or replaced from time to time.

Material Adverse Change or material adverse change: If, in Lender’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date: December 3, 2013, subject to acceleration pursuant to Section 8.2 or extension pursuant to Section 2.4. Borrower has the right to extend the Maturity Date for one 12 month period on the terms and conditions set forth in Section 2.4.

Minimum Interest Recovery: The amount, if any, by which $1,000,000 exceeds the amount of interest actually paid by Borrower to Lender prior to repayment of the Loan in full or acceleration of the Loan.

Monthly Net Cash Flow Payment: The Net Cash Flow for the calendar month that is two months in arrears (for example, on June 1st, a monthly payment equal to the Net Cash Flow for the calendar month of April shall be due).

Mortgage Broker: Jones Lang LaSalle.

Net Cash Flow: For any period means, all revenues of Borrower, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Project during such period including rents, lease termination fees, expense reimbursements, interest income and forfeited security and other deposits for such period less the actual, customary and reasonable expenses actually paid in connection with operating the Project paid during such period including a management fee (in accordance with the property management agreement), real estate taxes (in accordance with the monthly real estate tax escrow), insurance (in accordance with the monthly insurance escrow), and deposits made into reserves approved by Lender or required by the Loan Documents (provided, however, that

Schedule I

amounts included in such reserves shall not also be included as an expense upon disbursement from such reserves) excluding: (A) any loan proceeds, (B) proceeds or payments under insurance policies (but including proceeds of business interruption insurance); (C) condemnation proceeds; (D) any security deposits received from tenants in the Project, unless and until the same are applied to rent or other obligations in accordance with the tenant’s Lease; and (E) any other extraordinary items approved by Lender, in its sole and absolute discretion.

Net Cash Flow Statement: A statement, on a form approved by Lender in its sole and absolute discretion, detailing Borrower’s calculation of Net Cash Flow.

Net Operating Income: Revenue less Operating Expenses.

Net Worth: As of a given date, (x) the total assets of Guarantor(s) as of such date less (y) Guarantor’s total liabilities as of such date, determined in accordance with accounting principles consistently applied and consistent with the financial statements previously delivered by Guarantor to Lender.

Note: That certain Amended and Restated Promissory Note of even date herewith in the original principal amount of the Loan made by Borrower and payable to the order of Lender, together with all amendments thereto and substitutions therefor, including any notes created pursuant to Section 9.1(b).

Operating Expenses: For the trailing twelve month period, the actual and customary expenses incurred in connection with operating the Project, determined on a stabilized accrual basis for such period (as reasonably adjusted by Lender), including, without limitation: (i) recurring expenses (e.g., real estate tax and insurance deposits, tenant improvements, leasing commissions, carpeting replacement, appliance and drapery replacement and such others as determined by Lender) which are not paid out of the replacement reserve, (ii) management fees (whether paid or not) in an amount not less than 4% of effective gross income, and (iii) a replacement reserve (whether reserved or not) of not less than $250 per apartment unit.

Organizational Documents: The articles of organization, certificate of formation and limited liability company operating agreement of Borrower.

Other Information: Any financial information, Project information, or other information, including (i) any backup documentation (including invoices, receipts and other evidence of costs incurred or revenues received) relating to the Borrower, Guarantor or the Project, (ii) information regarding all capital or other equity contributions to Borrower, and (iii) specific information concerning Borrower’s, and Guarantor’s other real estate holdings, including property income and expenses, debt service requirements and occupancy.

Payment Commencement Date: The first day of February 1, 2013.

Schedule I

Permitted Exceptions: Those matters listed on Schedule B to the Title Policy which affect title to the Project as of the Closing Date and thereafter such other title exceptions as Lender may reasonably approve in writing.

Person: An individual, corporation, limited liability company, business trust, partnership, trust, unincorporated organization, joint stock company, sole proprietorship, joint venture, Governmental Authority or any other form of entity.

Personal Property: As such term is defined in Section 4.2(h).

Phase 2 Property: As such term is defined in Section 4.2(aa).

Plat: As such term is defined in Section 4.2(aa).

Proceeding: As such term is defined in Section 10.3.

Project: The collective reference to (i) the Land, together with all buildings, structures and improvements located or to be located thereon, including the Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, (iii) the Leases, and (iv) the Personal Property.

Project Yield: The quotient of (x) Net Operating Income from the Project as determined by Lender’s audit, at Borrower’s expense, at such time, divided by (y) the sum of the then current outstanding principal balance of the Loan plus any anticipated future fundings on the Loan plus accrued and unpaid interest thereon.

Property Manager: Trade Street Property Management, LLC, a Florida limited liability company, and any successor manager of the Project approved by Lender in writing pursuant to Section 4.1(c).

Property Taxes: As such term is defined in Section 4.2(f).

Property Tax Escrow: As such term is defined in Section 4.2(f).

Publicly Available: Information that is in the public domain, or becomes part of the public domain, after disclosure to such person through no fault of such person.

Rating Agency: Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., Moody’s Investors Service, Inc., Fitch, Inc., and any other nationally recognized statistical rating agency which has been designated by Lender

REA: Any construction, operation and reciprocal easement or similar agreement (including, but not limited to, any separate or other agreement between Borrower and one or more other parties related to an REA) affecting all or any portion of the Project.

Retained Liabilities: As such term is defined in Paragraph 1 of the Limited Joinder.

Schedule I

Revenue: The sum of (a) the annualization of all amounts collected from tenants of the Project for the most current three (3) months, excluding corporate apartment income and other income unless specifically included below, nonrecurring income and non-property related income (as determined by Lender in its sole and absolute discretion) and income from tenants (i) that are 30 or more days delinquent, or (ii) that have been 30 or more days delinquent two or more times during the immediately prior 6 month period, and (b) other revenue not to exceed $175,000 for laundry, vending, parking, utility reimbursement and late fees based upon collections for the immediately prior 12 month period, less any payments which Lender deems to be a rent concession in its sole and absolute discretion adjusted based on an occupancy factor of the lesser of (a) actual occupancy or (b) an assumed 94% occupancy rate.

Security Deposit Account: That certain account in Borrower’s name held at SunTrust Bank.

Security Instrument: A first priority Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith encumbering the Project, securing Borrower’s obligations under the Loan and granting Lender a first priority lien in the Project, as amended, modified, restated, extended, supplemented or replaced from time to time.

Servicer: As such term is defined in Section 9.1(d).

Single Purpose Entity: An entity which satisfies and complies with each representation, warranty and covenant set forth in Section 4.2(n) herein;

Sole Member: Trade Street Operating Partnership, LP, a Delaware limited partnership.

Tenant: Any tenant under any Lease.

Title Insurer: First American Title Insurance Company, or such other title insurance company licensed in the State of Florida as may be approved in writing by Lender in Lender’s sole and absolute discretion.

Title Policy: A 2006 ALTA Lender’s Title Insurance Policy issued by the Title Insurer insuring the lien of the Security Instrument as a valid first, prior and paramount lien upon the Project and all appurtenant easements, and subject to no other exceptions other than the Permitted Exceptions and otherwise satisfying the requirements of Lender, including all endorsements required by Lender.

Transfer: Except as otherwise permitted hereunder or approved by Lender, any: (i) sale, transfer, lease, conveyance, alienation, pledge, assignment, mortgage, encumbrance hypothecation or other disposition of (a) all or any portion of the Project or any portion of any other security for the Loan, (b) all or any portion of the Borrower’s right, title and interest (legal or equitable) in and to the Project or any portion of any other security for the

Schedule I

Loan, or (c) any interest in Borrower, Sole Member or Guarantor (including any interest in the profits, losses or cash distributions in any way relating to the Project, Manager, Sole Member or the Borrower) or any interest in any entity which holds an interest in, or directly or indirectly controls, Borrower, Sole Member or Guarantor or (d) creation of any new ownership interest in Borrower, Sole Member or Guarantor (including any interest in the profits, losses or cash distributions in any way relating to the Project or Borrower, Sole Member or Guarantor.

Schedule I

SCHEDULE II

PRESS RELEASE

NXT Capital recently closed a $34.9MM first mortgage loan used to facilitate the refinancing of a Class A apartment community located in Orlando, Florida.

Keys to the deal:

•	Institutional quality, newly built Class A collateral

•	Property undergoing initial lease-up with excellent leasing velocity

•	Experienced sponsorship and management already in-place

•	Desirable location with excellent access to surrounding Millenia-area amenities

The loan was placed through Denny St. Romain of Jones Lang LaSalle in Fort Lauderdale

NXT Capital provides structured financing solutions to middle-market clients through its Real Estate Finance, Corporate Finance and Venture Finance groups, originating transactions on a national basis. NXT Capital’s Real Estate Finance group primarily serves experienced real estate investors with non-recourse first mortgages of $10 million to $35 million for major-market properties with initial DSC greater than 1.0X.

Schedule II